As filed with the Securities and Exchange Commission on September 25, 2000
                                                    Registration No. 333-_______
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                         CANADA SOUTHERN PETROLEUM LTD.
             (Exact Name of Registrant as Specified in its Charter)

         NOVA SCOTIA, CANADA            1330                     98-0085412
         -------------------            ----                     ----------
(State or other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 Incorporation or Organization)   Classification Number)  Identification Number)

             Suite 505, 706 Seventh Avenue, S.W., Calgary, Alberta,
                         Canada T2P 0Z1, (403) 269-7741
 -------------------------------------------------------------------------------
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                    Copy to:
                                Timothy L. Largay
                               Murtha Cullina LLP
                   CityPlace I, 185 Asylum Street, 29th Floor
                        Hartford, Connecticut 06103-3469
                                 (860) 240-6017

            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                           ---------------------------
Approximate date of the start of proposed sale to the public: As soon after the effective date as practicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------- ---------------- ----------------- ----------------- -----------------
   Title of each class of securities to be      Amount to be        Proposed          Proposed         Amount of
                 registered                      registered         maximum           maximum       registration fee
                                                                 offering price      aggregate
                                                                   per share       offering price
---------------------------------------------- ---------------- ----------------- ----------------- -----------------
Limited Voting Shares, par value $1 Canadian
per share                                       3,000,000(1)       $ 5.00(1)       $15,000,000(1)      $3,960.00
Rights to Purchase Limited Voting Shares        3,000,000            $0.00            $0.00                $0.00
---------------------------------------------- ---------------- ----------------- ----------------- -----------------

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee.

The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                   PROSPECTUS

                     [______________] LIMITED VOTING SHARES

              [_________] RIGHTS TO PURCHASE LIMITED VOTING SHARES

                         Canada Southern Petroleum Ltd.

         This prospectus relates to the sale by us of a total of [______] of our limited voting shares by subscription right to our existing shareholders. See " Description of our Limited Voting Shares" at page __.

         For every one (1) share held as of _______, 2000, each shareholder will receive one transferable right. For every ___ transferable rights, each shareholder will be entitled to purchase from us one (1) limited voting share at a price of $ [____] Canadian or $ [__] U.S. dollars per share. In addition, each shareholder who purchases his/her full allotment of shares is entitled to purchase additional shares which are unsubscribed by other shareholders.
                                                  Per Share            Total
Price to shareholders                            $_________         $_________
Proceeds, before expenses, to us                 $_________         $_________

Our shares are traded on The Toronto Stock Exchange, the Boston Stock Exchange and the Pacific Exchange, Inc. (symbol CSW) and in the NASDAQ SmallCap Market (symbol CSPLF). On __________ __, 2000, the last reported sale price of our common stock as reported on The Toronto Stock Exchange was Can. $____ per share and U.S. $ per share on the NASDAQ SmallCap Market.

         The shares offered hereby involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 7 for a discussion of certain factors that you should consider before you purchase any of our shares.

         Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus is __________________, 2000.

                                TABLE OF CONTENTS
                                                                           PAGE

Prospectus Summary............................................................3
Selected Financial Data.......................................................5
About Canada Southern Petroleum Ltd...........................................6
Risk Factors..................................................................7
Cautionary Statement about Forward-Looking Statements........................12
Management's Discussion and Analysis of Financial
Condition And Results of Operations..........................................13
Use of Proceeds..............................................................23
Dilution.....................................................................23
Terms of Offering and Selling Arrangements...................................24
United States Tax Consequences of the Offering...............................26
Canadian Tax Consequences of the Offering....................................27
Capitalization...............................................................30
Market Information...........................................................31
Performance Graph............................................................33
Our Business.................................................................34
Properties...................................................................41
Legal Proceedings............................................................48
Our Management...............................................................51
Principal Stockholders.......................................................55
Certain Business Relationships...............................................56
Description of Our Limited Voting Shares.....................................56
Legal Matters................................................................57
Experts......................................................................57
Where You Can Find More Information..........................................58
Index to Consolidated Financial Statements..................................F-1
Supplemental Information on Oil and Gas Activities.........................F-21

                               PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. The summary may not contain all of the information that is important to you. This prospectus and the documents we incorporate by reference contain forward-looking statements which involve risks and uncertainties. You should carefully read the entire prospectus, including the risk factors which begin on page 7 and the financial statements which begin at page F-2, before deciding whether to invest in our shares.

The Company      o   We are a Nova Scotia company engaged in the exploration for and development of oil and gas reserves, primarily in Canada. Our principal asset is our 30% carried interest in the Kotaneelee gas field in the Yukon territory which has been the subject of prolonged and costly litigation against a number of defendants. Our producing properties are located primarily in British Columbia and Alberta. We also have interests in exploratory ventures on properties located in the Northwest Territories and the Arctic Islands.


Our Operating    o   We  have  been  engaged  in the oil and  gas  exploration
History              and  development business  since  1954.  We  incurred a net loss of $1,790,000 for the six months ended June 30, 2000, a net loss of $3,001,000 for the year 1999, a net loss of $2,328,000 for the year 1998 and a net loss of $1,588,000 for the year 1997. We had a deficit of $ 27,332,000 at June
                     30, 2000.


The Offering     o   [       ] limited voting shares, par value $1.00 Canadian
                     per share.


Subscription     o   Each shareholder will receive one right for every one (1)
Privilege            share held on the record date.  For every  ___rights,  each shareholder will be entitled to purchase one (1) limited voting share from us at a price of $[____] Canadian or $[____] U.S. dollars per share.


Transferability  o   You should complete Form ___ of the Rights Certificate if
of Rights            you wish to transfer your Rights to a third party. The
                     Rights will not be listed on any U.S. national securities exchange and will not be admitted for quotation in any automated, inter-dealer quotation system, but may be traded on whatever market may develop for them, if any. The
                     Rights are listed on The Toronto Stock Exchange.


Record Date      o   _____________, 2000.


Expiration Date  o   Rights  must be  exercised  prior to 4:30 PM,  Eastern
                     Standard Time, on _______, 2000. All rights unexercised at such time will become void.


Oversubscription o   Each shareholder who purchases the entire  guaranteed
Privilege            subscription amount will be permitted to subscribe pro rata for additional shares not purchased by other shareholders prior to the expiration date.


How to Exercise  o   If you wish to purchase shares, you should complete Form 1 on the Rights Certificate and deliver it, accompanied by full payment of the purchase price, prior to the expiration date to either one of our subscription agents.


Agent in Canada  o   Montreal Trust Company, 15 King Street West, Toronto,
                     Ontario, Canada, M5H 1B4, telephone (416) 860-5555.


Agent in United  o   American Stock Transfer & Trust Co., 40 Wall Street,
States               46th Floor, New York, NY 10005, Telephone: (800) 937-5449.


Limited Voting   o   14,284,940 limited voting shares were outstanding at
Shares               September 20, 2000. If all shares offered are sold, there
Outstanding          will be [________] shares outstanding.


Dividends        o   We have never paid a dividend and we do not intend to pay a dividend until our deficit ($27,332,000 at June 30, 2000) is eliminated.


Use of Proceeds  o   The proceeds of the offering will be used for general
                     corporate purposes, including working capital, exploration and development and to continue the Kotaneelee litigation.


Litigation       o   We are currently involved in litigation regarding our 30%
                     carried interest against the operator and working interest partners of the Kotaneelee gas field. We contend that the defendants failed to meet their obligations to market gas from the field. We also contend that the defendants have improperly charged certain expenses to our carried interest account. The trial, which commenced in 1996, has been lengthy, complex and costly. We do not expect a decision in the litigation before 2001. We are unable to determine whether we will prevail in the litigation, or whether an award of costs, assessable against a non-prevailing party under Canadian law, will be assessed against us.

                             SELECTED FINANCIAL DATA

         The following selected consolidated financial information (in thousands except per share and exchange rate data) insofar as it relates to each of the fiscal periods shown has been extracted from our consolidated financial statements. Financial data for the years prior to 1999 have been restated to reflect a change from the deferral method of tax allocation accounting to the liability method of accounting for income taxes. (See Note 1 to the Consolidated Financial Statements, at page F-9). The information for the six month periods ended June 30, 2000 and 1999 is unaudited but includes all adjustments which Canada Southern considers necessary for a fair presentation of the results of operations for those periods.


                                      Six months
                                     ended June 30,                                 Year ended December 31,
                                 ____________________          ______________________________________________________________

                                 2000            1999          1999         1998          1997          1996          1995
                                 ----            ----          ----         ----          ----          ----          ----
                                  ($)            ($)           ($)          ($)           ($)            ($)           ($)
                               (Unaudited)   (Unaudited)                 (Restated)    (Restated)    (Restated)    (Restated)

Operating revenues                  602             220         777         1,810         2,120          1,755        1,657
                                    ===             ===         ===         =====         =====          =====        =====

Total revenues                      683             365       1,030         3,409         2,515          2,228        1,793
                                    ===             ===       =====         =====         =====          =====        =====

Net loss                         (1,790)         (1,784)     (3,001)       (2,328)       (1,588)        (1,236)      (1,001)
                                 =======         =======     =======       =======       =======        =======      =======

Net loss per share                 (.13)           (.13)       (.21)         (.16)         (.11)          (.09)        (.08)
                                   =====           =====       =====         =====         =====          =====        =====

Working capital                    2,412           4,758       3,629         6,876         5,573          8,403        1,510
                                   =====           =====       =====         =====         =====          =====        =====

Total assets                      14,302          15,799      16,073        18,854        22,772         22,021       13,801
                                  ======          ======      ======        ======        ======         ======       ======

Shareholders' Equity:
     Capital stock                40,787          40,787      40,787        40,489        40,489         38,888       29,635
     Deficit                    (27,332)        (24,324)    (25,542)      (22,540)      (18,625)       (17,037)     (15,801)
                                --------        --------    --------      --------      --------       --------     --------
                                  13,455          16,463      15,245        17,949        21,864         21,851       13,834
                                  ======          ======      ======        ======        ======         ======       ======
Average number of
shares outstanding                14,285          14,234      14,253        14,253        14,084         13,362       12,622
                                  ======          ======      ======        ======        ======         ======       ======
Exchange rates:
     Period-end                    .6759           .6789       .6924         .6535         .6992          .7297        .7300
                                   =====           =====       =====         =====         =====          =====        =====

Average for the period             .6821           .6704       .6733         .6749         .7224          .7335        .7289
                                   =====           =====       =====         =====         =====          =====        =====

     Range                       .66-.70         .66-.69     .67-.69       .63-.67       .69-.75        .72-.75      .70-.75
                                 =======         =======     =======       =======       =======        =======      =======

                      About Canada Southern Petroleum Ltd.

         We are a Nova Scotia company engaged in the exploration for and development of oil and gas reserves, primarily in Canada. We were originally incorporated in 1954 under the Canada Corporations Act. In 1979, we became subject to the Canadian Business Corporations Act and, in 1980, continued under the Nova Scotia Companies Act.

         We are engaged, directly or indirectly, in the exploration and development of properties containing or believed to contain recoverable oil and gas reserves and the sale of oil and gas from these properties. Our principal asset is a 30% carried interest in the Kotaneelee field, a partially developed field, producing gas (See "Our Business" and "Properties"). Substantially all of our assets are in Canada. Our interests in exploratory ventures are on properties located in Alberta, British Columbia, Saskatchewan, the Northwest Territories, the Yukon Territory and the Arctic Islands in Canada. We also have producing properties in the Yukon Territory, British Columbia and Alberta.

         Our principal executive offices are located at Suite 505, 706 - Seventh Avenue S.W., Calgary, Alberta, Canada T2P 0Z1. Our telephone number at that address is (403) 269-7741. Our internet web address is http: //www.cansopet.com. The contents of our web site are not incorporated into this prospectus. Our limited voting shares are traded on the Boston Stock Exchange, the Pacific Exchange and The Toronto Stock Exchange under the symbol CSW and in the NASDAQ SmallCap Market under the symbol CSPLF. We have two full time employees, one part-time employee and rely heavily on outside consultants for technical, legal, accounting and administrative services.

         In this prospectus, "Canada Southern," "we," "us," and "our" refer to Canada Southern Petroleum Ltd. and its subsidiaries, unless the context otherwise dictates. Unless otherwise indicated, all references in this prospectus to "dollars" or "$" are to Canadian dollars. The exchange rate on ____________, 2000 as reported by the Wall Street Journal was $1.00 Canadian equals U.S. $----.

                                  RISK FACTORS

         An investment in our limited voting shares involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus and the documents we incorporate by reference in evaluating our company before you purchase any shares of our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this case, the trading price of our shares could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS
         We have a deficit and anticipate further losses, which could jeopardize our business.

         We have been engaged in the oil and gas exploration and development business since 1954 and have a deficit of $27,332,000 at June 30, 2000. We incurred a net loss of $1,790,000 for the six months ended June 30, 2000, a net loss of $3,001,000 for the year 1999, a net loss of $2,328,000 for the year 1998 and a net loss of $1,588,000 for the year 1997. We cannot assure you that hereafter we will be able to achieve or sustain revenue growth, profitability or positive cash flow. If we are unable to achieve or sustain profitability, we may not be financially viable in the future and may have to curtail, suspend or cease operations.

         Our principal asset has been the subject of costly and protracted litigation. If we do not prevail in the litigation, our business could suffer significant harm.

         Our principal asset is a 30% carried interest in the Kotaneelee gas field (located in the Yukon Territory, Canada) which has been the subject of prolonged and costly litigation which commenced in 1990. We cannot assure you that we will be successful on the merits of our claims which have been vigorously defended by the working interest partners in the Kotaneelee gas field. If we do not prevail on our claims, we will not receive an award of damages.

         Even if we are awarded damages against the defendants, we cannot assure you that the court will apply a measure of damages that we claim should be applied. In such a case, the recovery on our claims may not be sufficient to cover our costs of prosecuting the litigation. The market price of our stock could be significantly affected by any adverse judgment in the litigation. In addition, our stock price could be adversely affected if we are awarded a judgment in the litigation in an amount below our claimed damages amount.

         If we do not prevail in the Kotaneelee litigation, we could be forced to pay some or all of the defendants' litigation costs.

         Under Canadian law, certain costs of litigation are assessed against the losing party. These costs consist primarily of attorney and expert witness fees incurred during the action which has been ongoing for approximately four years. If the court determines to assess the defendants' litigation costs against us, we may be required to sell company assets or raise additional funds through the issuance of debt or equity securities to fund the award of costs, which could be substantial. We can give no assurances that in such event we would be able to sell assets at other than distress prices or raise additional funds on favorable terms.

         Even if we prevail in the Kotaneelee litigation at trial, we expect that the defendants will appeal.

         If we are awarded a judgment in the Kotaneelee litigation, we expect that the defendants will appeal. The appeal period is estimated to be at least one year and could result in any judgment in our favor being reversed.

         Our limited cash and cash equivalents could be depleted by our operating and litigation expenses which could cause us to discontinue our efforts to enforce our contractual rights through litigation.

         At June 30, 2000 we had cash and cash equivalents and marketable securities of $2,477,000. We incurred net losses of $1,790,000 for the six months ended June 30, 2000, a net loss of $3,001,000 for the year 1999, $2,328,000 for the year 1998 and a net loss of $1,588,000 for the year 1997, primarily as a result of substantial litigation expenses. If our losses continue, we may have insufficient funds to continue our efforts to enforce our contractual rights in the Kotaneelee litigation.

         The Kotaneelee litigation continues to be a costly cash drain on our operations. During the years 1997 to 1999, we expended approximately $6,364,000 on legal expenses incurred primarily in the Kotaneelee litigation. Our other general and administrative expenses and rent have totaled $3,805,000 during the same three year period. Although the Kotaneelee gas field reached pay out status in November 1999, the defendants have refused to pay us our share of the net revenues from the field. We currently estimate that we will continue to spend at least $4,000,000 annually on such operating and litigation expenses.

         If we continue to incur operating and litigation expenses which significantly exceed our revenues, we may never achieve profitability and may be forced to curtail, suspend or cease operations.

         Based on our ongoing litigation and operating expenses, we will need to generate significant revenues in the future to achieve profitability. We cannot assure you that we will be able to achieve or sustain revenues, profitability or positive cash flow on either a quarterly or annual basis or that profitability, if achieved, will be sustained. Continuing losses and our current financial condition could also adversely impact our ability to obtain future financing and may force us to curtail, suspend or cease operations.

         We may never receive any share of the net revenues from the Kotaneelee gas field.

         The operator of the Kotaneelee gas field has advised us that the carried interest account reached pay out status in November 1999. However, Amoco Canada claims that there should be a processing fee on the gas produced and that the carried interest account balance as of December 31, 1999 was $58,711,000 or $19,235,000 depending on inclusion of interest. None of the defendants is paying us our share of net revenues from the field and they may never pay us in the future if the Court determines that the processing fee claimed by Amoco Canada is appropriate.

         Further development of the Kotaneelee gas field may be impeded by the working interest partners.

         We believe that the Kotaneelee gas field should be further developed. The cooperation of the working interest partners may be necessary for further development to take place. Based upon our experience with the working interest partners in the Kotaneelee litigation, we do not believe that they would be cooperative in any further development efforts. If the working interest partners fail to further develop the resources which we believe are contained in the Kotaneelee gas field, we may never receive any revenues that might result from such further development of the field. We have filed a lawsuit in the Court of Queen's Bench of Alberta, Canada against the working interest partners seeking damages for their failure to develop the field beyond the two currently producing wells.

         Despite recent encouraging market trends, our Canadian Arctic Island properties may never generate any significant revenues.

         We continue to retain our interest in more than 175,000 acres of the Canadian Arctic Islands which have not, to date, generated any revenues. Major gas operators and industry investors have recently indicated interest in exploring the Canadian Arctic Islands region to develop additional gas reserves and productive capacity. If the major operators do not explore and develop the natural gas fields of the Canadian Arctic Island region, or are unable to develop gas reserves from such properties in commercially viable amounts, we may never receive any significant revenues from our interests in these properties.

RISKS RELATED TO OUR INDUSTRY

         We face strong competition from larger oil and gas companies which may negatively affect our ability to continue our operations.

         We operate in the highly competitive areas of oil and gas exploration, development and production. Our competitors include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local gas gatherers, many of which possess greater financial and other resources than we do. If we are unable to compete successfully, we may face increased losses and be forced to curtail, suspend or cease operations.

         We cannot assure you that we will be able to compete with, or enter into cooperative relationships with, any such firms. Factors which affect our ability to successfully compete in the marketplace include:

       o  the financial resources of our competitors;

       o  the availability of alternate fuel sources; and

       o  the costs related to the extraction and transportation of oil and gas.

         In addition, our ability to exploit an oil or gas discovery is dependent upon considerations such as the ability to finance development costs, the availability of equipment, and engineering and construction delays and difficulties. Because the majority of our interests are located in remote areas, transportation of oil and gas is difficult and costly. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation that may be considered in the United States and Canada. However, we are unable to predict the nature of any such legislation which may ultimately be adopted or its effects upon our future operations.

         Any violations by us of existing environmental laws and regulations could be costly and could negatively impact our business.

         The Canadian oil and gas industry is continually subject to environmental regulation pursuant to local, provincial and federal legislation. A breach of such legislation may result in the imposition of fines or penalties. If any such fines or penalties are assessed against us or the working interest partners on properties in which we hold an interest, our losses could increase and our business could be harmed.

         Environmental laws and regulations provide for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain oil and natural gas industry operations. An environmental assessment and review may be required prior to initiating exploration or development projects or undertaking significant changes to existing projects. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of the appropriate authorities. Federal environmental regulations also apply to the use and transport of certain restricted and prohibited substances. We cannot assure you that we can avoid being assessed any costs or penalties on account of any (1) spills, releases or emissions, (2) assessment reviews, (3) necessary abandonment or reclamation efforts or (4) problems associated with the use and transport of restricted or prohibited substances.

         If the current deregulatory trend in Canada does not continue, our losses could increase.

         The Canadian federal government over the past few years has substantially deregulated the Canadian gas and oil industry. Although the trend seems likely to continue, no assurance can be given that such will be the case, and the Canadian federal government could increase regulation of our oil and gas industry at any time. If the Canadian government increases regulation of our business, our costs may be increased and our prospects of generating any significant revenues may be significantly harmed.

         All of our operations are conducted in Canada, and most of our shareholders are residents outside of Canada which subjects shareholders to risks attendant to operations outside of the United States.

         The properties in which we have interests are located in Canada and are subject to certain risks involved in the ownership and development of such foreign property interests. Thus, an investment in our shares represents an exposure to risks in addition to those inherent in petroleum exploratory ventures. If any of theses risks occur, we could suffer losses and be forced to curtail, suspend or cease our operations. These risks include:

       o nationalization or expropriation of our assets by the Canadian federal or provincial governments;

       o   confiscatory taxation;

       o the assertion of land ownership or use rights relating to properties in which we have an interest;

       o   changes in foreign exchange controls applicable in Canada;

       o   currency fluctuations;

       o burdensome royalty terms imposed by the Canadian federal or provincial governments;

       o export sales restrictions imposed by the Canadian federal or provincial governments;

       o   limitations on the transfer of interests in exploration licenses; and

       o and other laws and regulations which may adversely affect our properties, such as those providing for conversion, proration, curtailment, cessation or other forms of limited or controlling production of, or exploration for, hydrocarbons.

RISKS RELATED TO THE OFFERING

         If you are unable to bring actions under the federal securities laws of the United States against our directors, officers and experts who are not citizens or residents of the United States, you may suffer losses which you may not be able to recover.

         We are incorporated under the laws of Nova Scotia and our officers and two of our directors are residents of Canada and are not citizens of the United States. In addition, our petroleum engineers named under "Experts" are residents of Canada and not of the United States. As a result, it may be difficult for our U.S. shareholders to effect service of process on those directors, officers, or experts within the United States or to enforce against those directors, officers, or experts judgments of U.S. courts predicated on the civil liabilities provided to investors under the Securities Act of 1933 and the Securities Exchange Act of 1934.

         We have been advised by the law firm of Blake, Cassels & Graydon LLP of Toronto, Canada that there is no assurance that the courts in Canada would enforce civil liabilities, whether in original actions in Canada or in the form of final judgments of U.S. courts, arising under the federal securities laws of the United States. against us us or the persons signing the registration statement, or the experts.

         Our shares carry limited voting rights. As a result, if you own more than 1,000 shares you will not be entitled to a vote that equals the economic interest of your investment.

         Article 8 of our Articles of Continuance provides that no person, as defined, shall vote more than 1,000 shares of our limited voting shares. As a consequence, an owner of a substantial number of our limited voting shares is unable to materially influence our policies through shareholder votes. The 1,000 share voting limitation also may make it less likely a takeover not supported by management could occur.

         Our dividend policy could depress our stock price.

          We have never declared or paid dividends on our limited voting shares We do not intend to pay dividends until our deficit ($27,332,000 at June 30, 2000) is eliminated. As a result, our dividend policy could depress the market price for our common stock and cause investors to lose some or all of their investment. We plan to retain any future earnings to reduce our deficit

         You will experience an immediate dilution in net book value per share after this offering.

         By purchasing limited voting shares offered by this prospectus, you will experience an immediate dilution in net book value per share of $[____] per share on your purchase price of $[____] per share. This is because the tangible net book value per share prior to the offering is $.[__] per share and this amount will be increased to only $[____] per share after the offering. See "Dilution" at page __.

                           CAUTIONARY STATEMENT ABOUT
                           FORWARD-LOOKING STATEMENTS

         In this prospectus and the documents that we incorporate by reference, we make statements that relate to our future plans, objectives, expectations and intentions that involve risks and uncertainties. We have based these statements on our current expectations and projections about future events. These statements may be identified by the use of words such as "expect," "anticipate," "intend," "plan," "believe" and "estimate" and similar expressions. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by that Act.

         Forward-looking statements necessarily involve risks and uncertainties. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section beginning at page 7 and elsewhere in this prospectus. The factors set forth in the Risk Factors section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

         All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                Management's Discussion and Analysis of Financial
                       Condition And Results of Operations

Liquidity and Capital Resources

         At June 30, 2000, we had approximately $2,477,000 of cash and cash equivalents and marketable securities on hand. Of this amount, approximately $875,000 are held in U.S. marketable securities which are subject to exchange fluctuations. These funds are expected to be used for general corporate purposes, including exploration and development and to continue the Kotaneelee field litigation. We estimate that we currently have adequate working capital for the year 2000. However, we may be required to raise additional funds through the sale of properties or other means in order to complete the Kotaneelee litigation.

         Net cash used in operations during the six months ended June 30, 2000 decreased by $396,000 compared to the six months ended June 30, 1999 and net cash used in operations during the year 1999 increased by $379,000 compared to the year 1998. The differences between the periods was caused primarily by the following:

                                                                 Six months ended        Year ended
                                                                  June 30, 2000      December 31, 1999
                                                                 ----------------    -----------------
Decrease (Increase) in loss from operations                         $ 360,000           $ (125,000)
Changes in accounts receivable and other                              (11,000)            (965,000)
Net change in current liabilities                                      47,000              711,000
                                                                      -------              -------
Decrease (Increase) in net cash used in operations                  $ 396,000           $ (379,000)
                                                                    =========           ===========

         In December 1999, the Company filed a motion to have the Court of Queen's Bench direct the operator of the Kotaneelee gas field to make timely payments of all current and future amounts due from its share of the Kotaneelee gas field revenues. The motion was subsequently amended to include all of the defendants. On April 10, 2000, the trial court dismissed the Company's motion pending the Court's ultimate determination of the issues surrounding the Kotaneelee field carried-interest account. The Company has filed a notice of appeal of the dismissal with the Alberta Court of Appeal.

         In view of the trial court's dismissal of the Company's motion, the Company will not accrue any revenues from the Kotaneelee gas field until collection of the amounts due is reasonably assured.

         Since March 2000, the operator of the Kotaneelee field has been reporting the amount of the Company's share of net revenues being deposited in escrow. The September 2000 report provided information for production during the month of June 2000. Based on the reported data, the Company believes the total amount due the Company is $5,526,365 of which $1,832,335 has been deposited in escrow. None of these amounts have been recognized as revenue by the Company.

         A significant proportion of our property interests are covered by carried interest agreements, which provide that expenditures made by the operator are recouped solely out of revenues from production. Major capital expenditures made by the operators have an impact on our cash flow from operations as no revenues are reported or received until the capital costs have been recovered by the operator. The Kotaneelee gas field and certain properties in the Fort St. John, British Columbia area in which we have carried interests have reached pay out status. Proceeds from these carried interests plus oil and gas royalties are our major sources of working capital.

         We are currently evaluating and expect to continue to evaluate oil and gas properties and may make investments in such properties utilizing cash on hand. We anticipate that our capital expenditures for land acquisitions and drilling for the year 2000 will be approximately $600,000 ($246,000 spent through June 30, 2000). In addition, substantial continuing expenses are expected to be incurred in connection with the Kotaneelee litigation. During 1999, we expended approximately $2.1 million in connection with the Kotaneelee litigation which has been the principal cause of our losses since 1991.

         We have established a provision for our potential share of future site restoration costs which totaled $146,000 at June 30, 2000. The estimated amount of these costs at June 30, 2000, which total $147,000, is being provided on a unit of production basis in accordance with existing legislation and industry practice.

 Results of Operations

         Accounting policy changes

         In 1999, under new recommendations of the Canadian Institute of Chartered Accountants, we retroactively adopted the liability method of accounting for income taxes. Under this method, we record income taxes to give effect to temporary differences between the carrying amount and the tax basis of our assets and liabilities. Temporary differences arise when the realization of an asset or the settlement of a liability would give rise to either an increase or decrease in our income taxes payable for the year or later period. Future income taxes are recorded at the enacted income tax rates that are expected to apply when the future tax liability is settled or the future tax asset is realized. Income tax expense is the tax payable for the period and the change during the period in future income tax and liabilities. The adoption of this standard has resulted in the recognition of future tax assets and a reduction of the deficit at December 31, 1999 of $1,583,475 (1998 - $1,308,505; 1997 -
$930,138) and a reduction in the net loss for 1999 of $274,970 (1998 - $378,367;
1997 - $170,158). This new standard is consistent with the accounting principles generally accepted in the United States.

Six month period ended June 30, 2000 vs. June 30, 1999

         The net loss for the six month period ended June 30, 2000 was $1,790,143 ($.13 per share) compared to a net loss of $1,783,598 ($.13 per share) for the 1999 period. A summary of revenue and expenses during the periods is as follows:

                                                       2000                         1999                   Net Change
                                                       ----                         ----                   ----------
Revenues                                          $ 683,462                    $ 364,826                    $ 318,636
Costs and expenses                              (2,716,130)                  (2,221,620)                    (494,510)
Income tax recovery                                 242,525                       73,196                      169,329
                                                    -------                       ------                      -------
Net loss                                       $(1,790,143)                $ (1,783,598)                    $ (6,545)
                                               ============                =============                    =========

         Oil sales decreased by 87% due primarily to a 97% decrease in the number of units sold which was partially offset by a 156% increase in the average prices of crude oil sold. There was also a corresponding decrease in royalties paid by the Company. In 2000, royalty income increased from nil in 1999 to $2,000. The Company sold the majority of its crude oil producing properties in 1998 and also sold its remaining heavy oil production in February 2000. Since the Company has disposed of most of its producing properties, future oil sales are expected to be minimal unless additional producing properties are drilled or purchased. Crude oil unit sales in barrels ("bbls") (before deducting royalties) and the average price per barrel sold during the periods indicated were as follows:

                                                       Six month period ended June 30,
                                             2000                                            1999
                                        Average price                                   Average price
                             bbls          per bbl               Total       Bbls          per bbl               Total
                             ----          -------               -----       ----          -------               -----
Oil sales                     178           $34.34              $6,000      5,093           $13.44             $68,000
Royalty income                                                   2,000
Royalties paid                                                       -                                         (4,000)
                                                               -------                                         -------
Total                                                          $ 8,000                                         $64,000
                                                               =======                                         =======


         Gas sales increased 56% in 2000. There was a 13% increase in the average price for gas. Gas sales include royalty income which increased 30% in 2000. The volumes in million cubic feet ("mmcf") and the average price of gas per thousand cubic feet ("mcf") sold during the periods indicated were as follows:

                                                         Six month period ended June 30,
                                              2000                                             1999
                                         Average price                                     Average price
                             mmcf           per mcf                Total       mmcf           per mcf               Total
                             ----           -------                -----       ----           -------               -----
Gas sales                     5.0            $2.32              $ 11,000       5.0             $2.06              $ 9,000
Royalty income                                                    35,000                                           27,000
Royalties paid                                                   (2,000)                                          (8,000)
                                                                 -------                                          -------
Total                                                            $44,000                                          $28,000
                                                                 =======                                          =======

         Proceeds from carried interests increased 330% to $550,000 during 2000 compared to $128,000 in 1999 because gas prices increased 38%. Capital expenditures decreased 93% in 2000 to $15,000 from $222,000 during 1999. Unit sales decreased 1% and partially offset the increase in revenues above. The volumes in million cubic feet ("mmcf") and the average price of gas per thousand cubic feet ("mcf") sold during the periods indicated were as follows:

                                                      Six month period ended June 30,
                                            2000                                           1999
                                      Average price                                   Average price
                            mmcf         per mcf               Total       mmcf          per mcf               Total
                            ----         -------               -----       ----          -------               -----

Gas sales                   281           $3.51            $ 979,000       285            $2.55             $708,000
Oil Sales                                                      5,000                                          20,000
Royalty paid                                               (218,000)                                       (155,000)
Operating costs                                            (201,000)                                       (223,000)
Capital costs                                               (15,000)                                       (222,000)
                                                            --------                                       ---------
Total                                                      $ 550,000                                        $128,000
                                                           =========                                        ========

         Interest and other income was 44% lower in 2000. Interest income decreased 42% from $132,000 in 1999 to $76,000 in the 2000 period because less funds were available for investment. In addition, the 2000 period includes proceeds from the sale of seismic data in the amount of $6,000 which is unchanged from 1999.

         General and administrative costs increased 16% in 2000 to $844,000 from $725,000 in 1999. The Company hired a new executive vice president effective January 1, 2000 which increased salary expense by approximately $66,000. In addition the 2000 period includes a $38,000 severance payment to the former Secretary-Treasurer. The costs of printing and mailing in connection with the annual meeting also increased by $45,000 during the 2000 period.

         Legal expenses decreased 1% during 2000 to $1,109,000 from $1,119,000 during 1999. These expenses are related primarily to the cost of the Kotaneelee litigation. During the 2000 period, the Company presented its rebuttal evidence and completed and filed its written closing argument.

         Lease operating costs decreased 69% from $68,000 in 1999 to $21,000 in the 2000 period. The Company sold its remaining heavy oil production properties during February 2000.

         Depletion, depreciation and amortization expense decreased 37% in 2000 to $119,000 from $188,000 in 1999. The depletion rate in 2000 decreased by 32% from the 1999 rate. Also, the capital asset base in 2000 decreased 6% from 1999.

     A foreign exchange gain of $40,000 was recorded in 2000, compared to a loss of $92,000 in 1999 on the Company's U.S. investments. The value of the Canadian dollar was U.S. $.6924 at December 31, 1999 compared to U.S. $.6759 at June 30, 2000.

         Abandonments and write downs increased to $635,000 during the 2000 period. The Company's investment in the Texas project was written down to a nominal value during the second quarter because the project was deemed to be uneconomic.

         Income tax recovery increased by 231% to $ 243,000 in 2000 compared to $73,000 in 1999. The largest component of the increased income tax recovery is due to adjustments in finalizing the 1999 income tax return.

1999 vs. 1998

         The net loss for the year 1999 was $3,001,424 ($.21 per share) compared to a net loss of $2,328,170 ($.16 per share) for 1998. A summary of revenue and expenses during the periods is as follows:

                                                           1999                     1998               Net Change
                                                           ----                     ----               ----------
Revenues                                            $ 1,029,899               $3,409,361             $(2,379,462)
Costs and expenses                                  (4,306,293)              (6,115,898)                1,809,605
Income tax recovery                                     274,970                  378,367                (103,397)
                                                        -------                  -------                ---------
Net loss                                           $(3,001,424)             $(2,328,170)              $ (673,254)
                                                   ============             ============              ===========

         Oil sales decreased by 83% due primarily to a 86% decrease in production which was partially offset by a 17% increase in the average prices of crude oil sold. There was also a corresponding decrease in royalties paid by us. We sold the majority of our crude oil producing properties in two separate transactions effective July 1, 1998 and September 1, 1998. Since we have disposed of most of our producing properties, future oil sales are expected to be minimal unless additional producing properties are acquired through drilling or purchase. The 1999 royalties paid amount includes a provincial royalty tax credit in the amount of $4,782. Crude oil unit sales in barrels ("bbls") (before deducting royalties) and the average price per barrel sold during the periods indicated were as follows:

                                             1999                                              1998
                                          Average price                                    Average price
                                   Bbls         per bbl           Total             bbls         per bbl            Total
                                   ----         -------           -----             ----         -------            -----

Crude oil sales                   9,171          $17.38        $159,000           64,954          $14.84         $964,000
Royalties paid                                                  (8,000)                                          (66,000)
                                                                -------                                          --------
Total                                                         $ 151,000                                          $898,000
                                                              =========                                          ========

         Gas sales decreased 95% because of a 93% decrease in number of units sold and a 16% decrease in the average price for gas. In addition, gas sales include royalty income which decreased 49% in 1999. We sold the majority of our working interest gas properties effective July 1, 1998, which accounts for the decrease in gas sales. Royalties paid include a $59,000 amount as part of a settlement for royalties due for the 1991 to 1998 period. The volumes in million cubic feet ("mmcf") and the average price of gas per thousand cubic feet ("mcf") sold during the periods indicated were as follows:

                                               1999                                           1998
                                           Average price                                  Average price
                            Mmcf              per mcf           Total            mmcf         per mcf          Total
                            ----              -------           -----            ----         -------          -----

Gas sales                    21                 $1.83        $ 37,000             304           $2.17       $660,000
Royalty income                                                 64,000                                        127,000
Royalties paid                                               (63,000)                                       (82,000)
                                                             --------                                       --------
Total                                                        $ 38,000                                       $705,000
                                                             ========                                       ========

         Proceeds from carried interests increased 184% to $587,000 during 1999 compared to $207,000 in 1998 primarily because gas prices increased 58%. Operating costs also decreased 20% during 1999. The volumes in million cubic feet ("mmcf") and the average price of gas per thousand cubic feet ("mcf") sold during the periods indicated were as follows:

                                             1999                                           1998
                                          Average price                                  Average price
                               mmcf          per mcf             Total         mmcf           per mcf          Total
                               ----          -------             -----         ----           -------          -----
Gas sales                       563            $2.79       $ 1,572,000          575             $1.77     $1,016,000
Royalty paid                                                 (327,000)                                     (238,000)
Operating costs                                              (417,000)                                     (522,000)
Capital costs                                                (241,000)                                      (49,000)
                                                             ---------                                      --------
Total                                                        $ 587,000                                      $207,000
                                                             =========                                      ========

         Share of Kotaneelee net revenues for 1999. Although, according to the reports of the operator of the Kotaneelee gas field, the Kotaneelee gas field carried interest reached pay out status during November 1999, no revenue has been accrued for 1999. In order to bring its billing practices in line with the industry standard, the operator of the field changed the prior method of reporting the revenue and expenditures of the field. This resulted in two months of capital expenditures and operating expenses (December 1999 and January 2000) being charged against a single month of revenue (November 1999). This change in reporting is consistent with the reporting of other carried interests currently held by us. In the future, we expect that the reporting of Kotaneelee gas sales will continue to lag two months behind actual operating expenses and capital expenditures. In addition, the production revenue from the two last months of each quarter is accrued during the following quarter because the data is not usually available.

         As of December 31, 1999, based on the operator's reports, our share of net revenues due to us by all the defendants totaled $412,374. This amount was computed as follows:


Net Revenues (after royalties):
    November 1999 (after pay out)                                                                 $864,506
    December 1999                                                                                1,212,821
                                                                                                 ---------
Total Revenues                                                                                   2,077,327
                                                                                                 ---------

Operating Expenses:
    November 1999 (after pay out)                                                                  264,848
    December 1999                                                                                  393,389
    January 2000                                                                                    54,889
                                                                                                    ------
Total Operating Expenses                                                                           713,126
                                                                                                   -------

Capital Expenditures:
    December 1999                                                                                  368,963
    January 2000                                                                                   539,899
    February 2000                                                                                   42,965
                                                                                                    ------
Total Capital Expenditures                                                                         951,827
                                                                                                   -------
Company share of net revenues                                                                    $ 412,374
                                                                                                 =========

         The operator reported that it deposited during March 2000 the amount of $136,728 in an escrow account for our benefit. This deposit represents the operator's share of the $412,374 amount due.

         The Kotaneelee field working interest partners have approved the expenditure of an estimated $4.1 million for the installation of a compression unit in the field to maintain current production levels. The schedule above reflects a charge of $951,827 against our share of revenues for our share of these costs which total $1,372,000. The remaining balance of $420,173 will be deducted from our share of the year 2000 production revenues. Therefore, the share of Kotaneelee net revenues may fluctuate each year depending on both capital expenditures and any audit adjustments which are attributable to prior years.

         Interest and other income increased 14% in 1999. Interest income increased from $194,000 to $230,000 in 1999 due to an increase in funds available for investment during 1999 because of the proceeds of sale of the crude oil and gas properties in 1998. In addition, the 1999 period includes proceeds from the sale of seismic data in the amount of $16,000 compared to $27,000 from such sales in 1998. It is not possible for us to estimate the amount of future seismic data sales which are dependent on a purchaser's need for the seismic data that we own.

         Gain on the sale of properties in 1999. There were no properties sold in 1999. In 1998, there was a gain of $1,378,000 from the sale of our heavy crude oil properties in Alberta and the sale of certain working interest properties in British Columbia.

         General and administrative costs decreased 7% in 1999 to $1,209,000 from $1,301,000 in 1998.

         Legal expenses decreased 11% during 1999 to $2,108,000 compared to $2,358,000 during 1998. These expenses are related primarily to the cost of the Kotaneelee litigation. During 1998, we completed the presentation of our case against the working interest partners. The 1998 costs represent both legal fees and the cost of our various experts who testified, were being prepared for testimony, or assisted in the cross-examination of defense witnesses. During 1999, we continued our cross-examination of defense witnesses.

         Lease operating costs decreased 85% from $976,000 in 1998 to $147,000 in the 1999 period. We sold the majority of our oil and gas producing properties during the second half of 1998.

         Depletion, depreciation and amortization expense decreased 19% in 1999 to $707,000 from $870,000 in 1998. Although we sold the majority of our oil and gas producing properties during 1998, the increased production from the pay out of the Kotaneelee carried interest increased the 1999 depletion expense by approximately $420,000.

         A foreign exchange loss of $77,000 was recorded in 1999, contrasted with a gain of $179,000 on our U.S. investments in 1998. In 1999 the value of the Canadian dollar increased from U.S. $.65 to U.S. $.69. In 1998, the gain was attributable to the continuing strengthening of the U.S. dollar as compared to the Canadian dollar on our U.S. investments.

         Abandonments and write downs. There were no abandonments and write downs in 1999. The 1998 amount of $685,000 resulted from a write down of certain of our properties in California and Texas.

         Income tax recovery decreased by 27% to $275,000 in 1999 compared to $378,000 in 1998. The income tax recovery in 1999 decreased because the loss in 1999 was less than the loss in 1998 after giving effect to the $1,378,000 gain on sale of assets in 1998 which was not recognized for income tax purposes.

1998 vs. 1997

         The net loss for the year 1998 was $2,328,170 ($.16 per share) compared to a net loss of $1,587,506 ($.11 per share) for the 1997 period. A summary of revenue and expenses during the periods is as follows:

                                                       1998                         1997                   Net Change
                                                       ----                         ----                   ----------
Revenues                                        $ 3,409,361                  $ 2,514,978                    $ 894,383
Costs and expenses                              (5,737,531)                  (4,102,484)                  (1,635,047)
                                                -----------                  -----------                  -----------
Net loss                                       $(2,328,170)                 $(1,587,506)                  $ (740,664)
                                               ============                 ============                  ===========

         Crude oil sales decreased by 20% due primarily to a 34% decrease in the average prices of crude oil sold which was partially offset by a 2% increase in production. There was also a decrease in royalties paid by us. We sold the majority of our oil producing properties in two separate transactions effective July 1, 1998 and September 1, 1998. The 1998 royalties paid amount includes a provincial royalty tax credit in the amount of $117,000. Our oil unit sales in barrels ("bbls") (before deducting royalties) and the average price per barrel sold during the periods indicated were as follows:

                                             1998                                            1997
                                         Average price                                     Average price
                              bbls          per bbl           Total            bbls           per bbl          Total
                              ----          -------           -----            ----           -------          -----

Crude oil sales             64,954           $14.84        $964,000          63,783            $22.50     $1,436,000
Royalties paid                                             (66,000)                                        (315,000)
                                                           --------                                        ---------
Total                                                      $898,000                                       $1,121,000
                                                           ========                                       ==========

         Gas sales increased 35% because of a 52% increase in number of units sold which was partially offset by a 6% decrease in the average price for gas. In addition, gas sales include royalty income which decreased 13% in 1998. We sold the majority of our working interest gas properties effective July 1, 1998. The primary increase in gas production was the pay out of two wells that had been in a penalty position. These wells were included in the properties sold. The volumes in million cubic feet ("mmcf") and the average price of gas per thousand cubic feet ("mcf") sold during the periods indicated were as follows:

                                              1998                                           1997
                                          Average price                                   Average price
                               mmcf          per mcf           Total           mmcf           per mcf          Total
                               ----          -------           -----           ----           -------          -----
Gas sales                       304            $2.17        $660,000            200             $2.31       $462,000
Royalty income                                               127,000                                         146,000
Royalties paid                                              (82,000)                                        (85,000)
                                                            --------                                        --------
Total                                                       $705,000                                        $523,000
                                                            ========                                        ========

         Proceeds from carried interests decreased 57% to $207,000 during 1998 compared to $476,000 in 1997. During 1998, there were significant expenditures made by the operators of the carried interest properties.

         Interest  and  other  income  decreased  44% in 1998.  Interest  income decreased from $336,000 to $194,000 in 1998 due to the decrease in funds available for investment and lower interest rates. In addition, the 1998 period includes proceeds from the sale of seismic data in the amount of $27,000 compared to $59,000 from such sales in 1997.

         Gain on the sale of properties in 1998 amounted to $1,378,000 primarily representing the sale of our heavy crude oil properties in Alberta and the sale of certain working interest properties in British Columbia.

         General and administrative costs increased 18% in 1998 to $1,301,000 from $1,105,000 in 1997 primarily as a result of our increased activity in connection with the Kotaneelee litigation and our exploration program. In addition, the expenses increased in the United States because of the 7% increase in the value of the U.S. dollar compared to the Canadian dollar during 1998.

         Legal expenses increased 24% during 1998 to $2,358,000 compared to $1,898,000 during 1997. These expenses are related primarily to the cost of the Kotaneelee litigation. During 1998, we continued the presentation of a major part of our case against the working interest partners. Our case was completed on September 16, 1998 and the defendants' case proceeded. The 1998 costs represent both legal fees and the cost of our various experts who testified, were being prepared for testimony, or assisted in the cross-examination of defense witnesses.

         Lease operating costs increased 22% from $799,000 in 1997 to $976,000 in the 1998 period. The increase represents the charges by the operators of our properties which is related to the increased production. In addition, our share of production costs in producing Alberta heavy crude oil increased.

         Depletion, depreciation and amortization expense increased 39% in 1998 to $870,000 from $624,000 in 1997. The increase in depletion in 1998 is the result of increased production and the amount of additional costs being depleted.

         A foreign exchange gain of $179,000 was recorded in 1998, contrasted with a gain of $231,000 on our U.S. investments in 1997. In 1998, the gain was attributable to the continuing strengthening of the U.S. dollar as compared to the Canadian dollar on our U.S. investments.

         Abandonments and write downs were $685,000 which resulted from a write down of certain of our properties in California and Texas. There were no abandonments and write downs in 1997.

         Income tax recovery increased 122% to $378,000 in 1998 compared to $170,000 in 1997. The increase in the 1998 income tax recovery reflects a similar increase in the loss in 1998 after giving effect to the $1,378,000 gain on sale of assets in 1998 which was not recognized for income tax purposes.

         Quantitative and Qualitative Disclosure About Market Risk

         We do not have any significant exposure to market risk as the only market risk sensitive instruments are our investments in marketable securities. At June 30, 2000, the carrying value of such investments (including those classified as cash and cash equivalents) was approximately $2.2 million which was approximately equal to the fair value and face value of the investments. Since we expect to hold the investments to maturity, the maturity value should be realized. In addition, our investments in marketable securities included investments held in the United States which are subject to foreign exchange fluctuations. At June 30, 2000, our investments in the United States totaled $875,000.

                                 USE OF PROCEEDS

         The proceeds will be used for general corporate purposes, including working capital, exploration and development and continuation of the Kotaneelee litigation. See "Legal Proceedings" and "Our Business." Currently, we have sufficient funds and a line of credit to meet our current working capital needs. Assuming all of the shares offered by this prospectus are sold at a price of $_____ U.S. per share, we would realize net proceeds (after estimated expenses of the offering of $______) of approximately $______. The net proceeds of the offering would be added to our general funds and would not be expressly designated for any particular purpose. However, we currently expect that the net proceeds would be used for the following purposes:

                                                                   United States                      Canada
Working capital to operate the company                              $__________                    $__________
Costs of Kotaneelee litigation                                      $__________                    $__________
Exploration and development                                         $__________                    $__________
                                                Total:              $__________                    $__________

         Litigation expenses may vary depending on the progress of the cases in which we are involved. If the net proceeds of the offering are substantially less than the estimated amounts, and if we are unable to obtain additional funds, we will be unable to pursue exploration and development activities or the Kotaneelee litigation. If the gross proceeds of the offering do not exceed the costs of this offering, the excess costs over gross proceeds would be paid by us from our current assets.

                                    DILUTION
         You will experience immediate and substantial dilution in net tangible book value of your shares as a result of this offering. The following table illustrates the per share dilution to purchasers of shares giving effect to the sale of all of the shares in the offering at a price of $____ per share.

Offering price attributable to each limited voting share                                                   ______
Net tangible book value per share before the offering(1)                                                   ______
Increase attributable to payments for limited voting shares                                                ______
Pro forma net tangible book value per share after the offering                                             ______
Dilution to purchasers of the shares (2)(3)                                                                ______

(1) We calculate net tangible book value per share by dividing the number of limited voting shares outstanding into our tangible net worth (tangible assets less liabilities) at June 30, 2000.

(2) We calculate dilution to new investors by subtracting net tangible book value per share of our limited voting shares after the offering from the per share price attributable to each limited voting share purchased.

(3) This estimate of dilution does not reflect the results of operations since June 30, 2000 nor does it give any effect to the outstanding options to purchase our limited voting shares. There are _______ shares reserved for share options granted to our officers, directors and consultants. If the options to acquire the _________ shares had been exercised at June 30, 2000, then the dilution to purchasers would be $.___ per share.

                   TERMS OF OFFERING AND SELLING ARRANGEMENTS

Issuance of the Rights; Guaranteed Amount

         We are offering a total of [____________] limited voting shares to our existing shareholders. For every one (1) share held of record at the close of business on __________, 2000, shareholders will receive one transferable right. For every transferable rights, each shareholder will be entitled to purchase from us at a price of $ U.S. _________ or $ Canadian ______, one additional share.

How the Contingent Right Operates

         If you purchase all of the shares that you are guaranteed the right to buy, you will also have the right to purchase additional shares which are contingent on the number of shares that are not purchased by the other shareholders. This contingent right to purchase additional shares is limited to times the guaranteed number of shares that you are entitled to purchase. The shares being offered for sale will first be allocated to satisfy your guaranteed right to purchase shares. If there are unsold shares remaining after these allocations, then any unsold shares will be allocated proportionately among the shareholders who exercised their contingent right to purchase the unsold shares.

         To illustrate how the offering works, assume a shareholder owned [_____] shares of limited voting shares as of the record date. He will receive _______ rights and is guaranteed the right to purchase [_____] shares. In addition, if he purchases the total [_____] shares, then he may also exercise his contingent right for up to [_____] additional shares. In the event that the offering is oversubscribed, we will accept subscriptions by shareholders for the guaranteed shares first. Any remaining shares unsold will then be allocated proportionately among the shareholders who subscribed for the purchase of shares on a contingent basis.

         For example, assume in the aggregate that our shareholders subscribe for a total of [___________] shares, [___________] shares of which are guaranteed. Under the terms of the offering [_________] shares are being offered for sale, [_____________] shares would be issued to shareholders who purchased their guaranteed shares. The remaining shares offered for sale (_________ minus [________]) would be available for the shareholders who exercised their contingent right to purchase shares on a pro rata basis. Each shareholder who exercised his contingent right would receive ____% (_________ available divided by [____________] contingent right) of the contingent amount of available shares.

Transferability and Listing of the Rights

         Rights will be evidenced by a Rights Certificate in registered form. You may transfer the rights you receive to third parties by delivering the Rights Certificate to them, provided that the Right has been properly executed and assigned by the registered holder to the third party. The Rights will not be listed on any U.S. national securities exchange and will not be admitted for quotation in any automated, inter-dealer quotation system, but may be traded through any registered investment dealer or broker on whatever market may develop for them, if any. The Rights are listed on the Toronto Stock Exchange.

Expiration of the Rights

          The offering will end at 4:30 P.M. Eastern Standard Time, on _________, 2000. The date and time when the offering expires is referred to in this prospectus as the expiration date.

How to Subscribe for Shares and/or How to Revoke Your Subscription

          The Rights Certificate which indicates the number of your rights, will be issued in the name and address of the holders of limited voting shares of record on _______, 2000 and mailed to shareholders as soon as practicable after the record date. All rights certificates received prior to the expiration date will be held by our subscription agents in the United States and Canada identified in the accompanying Rights Certificate and instructions. Prior to the formal acceptance of any or all of such subscriptions, all payments will be held by the agent(s).

          Subscriptions may be revoked by delivery of written notice of revocation to us prior to the expiration date. Subscriptions will be accepted promptly after the expiration date by our delivery of written confirmation of acceptance to our agents. They will then be authorized to issue the shares and make any refunds, without interest, to the extent that the offering is oversubscribed. A three-day period is necessary to permit the agents to process all subscriptions received by the expiration date, so that the total number of guaranteed and contingent shares to be issued can be determined. We reserve the right to reject any subscription, absent proof in writing from you that all terms of the offering have been complied with on a timely basis. We will notify you promptly of any rejection.

Determination of Purchase Price; How to Purchase Shares

         In establishing the purchase price, our board of directors considered recent market prices for our shares. The purchase price is intended by the directors to be attractive to our shareholders and result in a higher subscription rate. The purchase price does not reflect our assessment of the actual value of our assets. All interpretations of matters relating to the offering will be made by our management and will be final.

         You may pay the purchase price either in Canadian or U.S. dollars at the rates indicated above. We are permitting the payment of the purchase price in either of these currencies solely for shareholders' convenience. The exchange rate on ______________, 2000 as reported by the Wall Street Journal was $1.00 Canadian equals U.S. $_____. You may not purchase fractional shares, and only whole shares will be issued.

         Shares may be purchased by surrendering the Rights Certificate to the agent, along with a signed subscription agreement, together with full payment of the purchase price for both the shareholder's guaranteed and contingent amounts. Payment of the purchase price must be made by check, bank draft or money order payable to the order of one of our subscription agents. Any subscriptions satisfying these conditions will be accepted; however, subscriptions received after the expiration date will not be honored and we will not be responsible for subscriptions not delivered by that time. You are advised to choose a reliable method (e.g., such as overnight courier service) for the delivery of your subscriptions to the agents.

         You may also purchase your shares by delivering to one of the subscription agents before the expiration date each of the following:

        o the full purchase price together with a signature guarantee in writing or by facsimile from a bank or trust company or a member firm of any U.S. registered stock exchange that a Rights Certificate with respect to shares subscribed for has been or will be promptly delivered to the agent within three business days, and

        o information setting forth the name of the subscriber and the serial number of the Rights Certificate. Subscriptions satisfying these conditions will be accepted subject to prompt receipt by the agent of the duly executed Rights Certificate, within three business days.

Issuance and Delivery of the Shares

         As soon as practicable after the expiration date, we will issue the limited voting shares to be issued with respect to all accepted subscriptions to you, together with any applicable refund. The shares will be registered in the name and manner set forth on the subscription agreement which you provide to us.

                 UNITED STATES TAX CONSEQUENCES OF THE OFFERING

         Your receipt of the subscription rights will have certain federal income tax consequences for U.S. resident shareholders. The following discussion is the likely position of the Internal Revenue Service regarding the tax consequences of the receipt of your subscription rights. This discussion is not intended to serve as tax advice to you, and you should consult your personal tax advisor for advice relating to your personal tax situation.

         The mere receipt of these rights alone will not result in the recognition of taxable income under the Internal Revenue Code. While you will not have to report taxable income upon the receipt of your subscription rights, you may have to allocate a portion of the adjusted basis of your original shares to any shares that you purchase in the offering.

         If you do not exercise your subscription rights, you will not be allowed to claim a loss, and no adjustment will be made to the tax basis of your shares. If the subscription rights are exercised, you may be required to allocate a portion of the basis of your original shares to the shares that you purchase in the offering, depending on whether the fair market value of the rights equals or exceeds 15% of the fair market value of your original shares at the time of receipt of your rights.

         If the fair market value of your subscription rights is 15% or more of the fair market value of the shares you currently own, you must allocate to the purchased shares part of the basis of your original stock, in the same proportion which the fair market value of the subscription rights bears to the total of the fair market value of your original shares and the fair market value of the subscription rights. The total tax basis of your newly purchased shares will equal the allocated basis attributable to the subscription rights plus the purchase price of the purchased shares. The holding period for shares acquired by exercise of the subscription rights will begin from the date the subscription rights are exercised.

         If the fair market value of the subscription rights is less than 15% of the fair market value of the shares you currently own, you may elect to allocate a portion of your current tax basis to the shares that you purchase as discussed above. If you do not elect to allocate your tax basis, then your tax basis in the purchased shares will be your purchase price of the offered stock.

         The above discussion is not applicable to a rights holder who is not a shareholder when the rights are received. Such right holders who purchase rights and purchase shares of our limited voting shares should apply the general rules that are applicable to the purchase and sale of such securities.

                    CANADIAN TAX CONSEQUENCES OF THE OFFERING

     The following is a summary of the principal Canadian federal income tax considerations generally applicable to the rights being distributed to you. This discussion applies to shareholders who at all relevant times for purposes of the Canadian Income Tax Act deal at arm's length with us, are not affiliated with us, hold their rights and shares as capital property and do not, and are not deemed to, use or hold their rights or shares in or in the course of carrying on business in Canada. This summary does not apply to an insurer whose rights or shares are designated insurance property within the meaning of the Income Tax Act. The summary is based on the current provisions of the Income Tax Act and the regulations, all specific proposals to amend the Income Tax Act and the regulations publicly announced by the Minister of Finance as of September 21, 2000, and Canadian counsel's understanding of the current administrative policies and assessing practices of the Canada Customs and Revenue Agency. This summary does not consider or anticipate any changes in law whether by legislative, governmental or judicial decision or action, nor does it consider the tax legislation or considerations of any province or territory or jurisdiction outside Canada. This summary does not apply to a non-resident that is an insurer carrying on business in Canada and elsewhere. This summary assumes that the shares are listed on a prescribed stock exchange for purposes of the Income Tax Act at all relevant times. The Toronto Stock Exchange, the Pacific Stock Exchange and Nasdaq are prescribed stock exchanges.

Issuance of Rights

     If you are a resident of Canada for the purposes of the Income Tax Act, you will not be required to include any amount in income upon the issuance of the rights to you. If you are not resident (or deemed to be resident) in Canada for purposes of the Income Tax Act, you will not be subject to Canadian federal income tax on the issuance of the rights and there will be no Canadian non-resident withholding tax applicable on the issuance of the rights to you.

     The rights distributed to you will have a "nil" cost to the initial holder for the purposes of the Income Tax Act. The cost of the rights acquired must be averaged with the adjusted cost base to the shareholder of all other identical rights held as capital property by that shareholder immediately before the acquisition in order to determine the adjusted cost base to the shareholder of each right held by the shareholder.

Exercise of Rights

     You will not realize any capital gain or loss when you exercise your rights. Each limited voting share acquired by you as a result of the exercise of rights will have a cost to you equal to the aggregate of the subscription price paid for such share and the adjusted cost base to you of the rights exercised. This cost will then generally be averaged with the adjusted cost base of all of our other limited voting shares owned by you as capital property and acquired after December 31, 1971 for the purpose of determining the adjusted cost base to you of each such share held by you.

Disposition of Rights

     Upon the disposition or deemed disposition of a right by you, a capital gain (or capital loss) will be realized to the extent that your proceeds of disposition of the right exceed (or are exceeded by) the aggregate of your adjusted cost base of the right and any reasonable costs of disposition.

     If you are a resident in Canada for purposes of the Income Tax Act, based on proposed amendments to the Income Tax Act, two-thirds of a capital gain must be included in computing your income under the Income Tax Act, and two-thirds of a capital loss may be deducted against taxable capital gains in accordance with the detailed provisions of the Income Tax Act and the proposed amendments. If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains. If you are an individual, other than certain trusts, you may be subject to an alternative minimum tax for realized capital gains.

     If you are not resident (or deemed to be resident) in Canada for purposes of the Income Tax Act, you will generally not be subject to Canadian tax on the disposition of rights unless, the rights constitute taxable Canadian property. In general, a right will not be taxable Canadian property to you unless, at any time during the 60 month period immediately before the disposition, you, persons with whom you did not deal at arm's length, or you and such persons owned (or had the right to acquire through the offering or otherwise) not less than 25% of the issued shares of any class or series of our capital stock. In certain circumstances, rights may be deemed to be taxable Canadian property. In certain circumstances, you may be entitled to relief under an applicable international tax treaty between Canada and your country of residence.

     Upon the expiration of an unexercised right, if you are a resident of Canada for purposes of the Income Tax Act, you will realize a capital loss equal to the adjusted cost base of the right to you. If you hold an unexercised right and have not received any right other than through this offering, your right will have an adjusted cost base of nil and the expiration of the right will not give rise to a capital loss.

THE FOREGOING  DISCUSSIONS RELATING TO UNITED STATES AND CANADIAN TAXES
ARE NOT INTENDED TO SERVE AS LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. TO DETERMINE THE TAX CONSIDERATIONS APPLICABLE TO THEM, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS.

                                 CAPITALIZATION

         The following table shows our cash and cash equivalents, investments and total capitalization:

        o         on an actual basis as of June 30, 2000; and

        o as adjusted to reflect the sale of [__________] shares offered by this prospectus at an assumed public offering price of $[____] per share, after deducting the estimated offering expenses payable by us.

         You should read this information together with our financial statements and the notes relating to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" appearing elsewhere in this prospectus.

                                                                                  As of June 30, 2000


                                                                              Actual               As adjusted
Cash and cash equivalents                                                   $2,185,918            $____________
Marketable securities                                                          291,342
Short-Term Debt                                                                 -                       -
Long-Term Debt                                                                  -                       -
Stockholders' Equity (Deficit):
 Limited Voting Shares, par value $1.00 per share:
 Limited Voting Shares                                                    $ 14,284,970            $____________
 Contributed surplus                                                        26,502,342            $____________
 Deficit                                                                   (27,332,063)           $____________
                                                                           ------------
Total Shareholders' Equity                                                $ 13,455,249            $____________
                                                                           ============

The number of shares as adjusted for this offering excludes 598,500 shares issuable upon the exercise of outstanding options held by our directors, officers and consultants as of June 30, 2000.

                               MARKET INFORMATION

     Our limited voting shares are traded on The Toronto, Pacific and Boston Stock Exchanges [Symbol: CSW], and in the NASDAQ SmallCap Market [Symbol:
CSPLF].

         The quarterly high and low closing prices in Canadian dollars on The Toronto Stock Exchange during the calendar periods indicated were as follows:


         1998                 1st quarter            2nd quarter            3rd quarter            4th quarter
         ----                 -----------            -----------            -----------            -----------

         High                    11.75                  10.50                  9.00                   10.00
          Low                     9.00                   8.00                  5.50                    6.25

         1999                 1st quarter            2nd quarter            3rd quarter            4th quarter
         ----                 -----------            -----------            -----------            -----------

         High                    11.00                  11.00                    16.00                12.35
          Low                     6.00                   7.50                    10.75                 8.00

         2000                 1st quarter           2nd quarter            3rd quarter*
         ----                 -----------           ------------           ------------

         High                    12.50                  10.50                  10.50
          Low                     8.25                  6.30                   8.00
---------------------------
*   Through August 31, 2000

     The quarterly high and low closing prices in U. S. dollars on the NASDAQ SmallCap Market during the calendar periods indicated were as follows:

         1998                 1st quarter            2nd quarter            3rd quarter            4th quarter
         ----                 -----------            -----------            -----------            -----------

         High                    8.50                   7.88                   6.63                   6.75
          Low                    6.25                   5.63                   3.31                   3.94

         1999                 1st quarter            2nd quarter            3rd quarter            4th quarter
         ----                 -----------            -----------            -----------            -----------

         High                    7.63                   7.50                   11.50                  8.50
          Low                    4.50                   5.38                     6.50                 5.09

         2000                 1st quarter           2nd quarter            3rd quarter*
         ----                 -----------           ------------           ------------

         High                    8.44                   7.50                   7.06
          Low                    5.63                   4.25                   5.13
------------------------------
*   Through September 19, 2000


                                                                       Trading Volume Shares
                                                       2000                 1999                1998                 1997
                                                       -----                ----                ----                 ----
NASDAQ SmallCap Market *                           9,476,820           6,359,187           4,868,392            5,744,756
Pacific Exchange, Inc. **                              8,300             156,300             876,100            1,674,600
Toronto Stock Exchange **                            138,426             177,576              71,218              131,131
*   Through September 19, 2000
**  Through August 31, 2000

         As of September 1, 2000, we had approximately 4,400 record holders of our limited voting shares. We have never paid a dividend on our limited voting shares. Any future dividends will be dependent on our earnings, financial condition, and business prospects. We are legally restricted from paying any dividend or making any other payment to shareholders (except by way of return of capital) on the limited voting shares until our accumulated deficit ($27,332,000 at June 30, 2000) is eliminated. Current Canadian law does not restrict the payment of dividends to persons not resident of Canada. Under current Canadian tax law and the Canada-United States Income Tax Convention (1980), any dividends paid to U.S. resident shareholders under the Convention are generally subject to a 15% Canadian withholding tax.

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total returns, including reinvestment of dividends, if applicable, of our shares with companies in the NASDAQ Market Index and an Industry Group Index. (Media General's Independent Oil and Gas Industry Group). The chart displayed below is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
                        January 1, 1995 to June 30, 2000

---------------------------------- ------------- ------------ ------------ ------------- ------------ ------------ -------------
                                                                                                                       June
                                       1994         1995         1996          1997         1998         1999          2000
---------------------------------- ------------- ------------ ------------ ------------- ------------ ------------ -------------
Canada Southern                        100            144.32       151.35        179.73       105.41       127.03        140.54
---------------------------------- ------------- ------------ ------------ ------------- ------------ ------------ -------------
Independent Oil & Gas                  100            109.42       141.00        131.27        85.03       119.12        149.24
---------------------------------- ------------- ------------ ------------ ------------- ------------ ------------ -------------
NASDAQ Market Index                    100            129.71       161.18        197.16       278.08       490.46        479.98
---------------------------------- ------------- ------------ ------------ ------------- ------------ ------------ -------------

                                  OUR BUSINESS
General

         We incorporated in 1954 under the Canada Corporations Act. In 1979, we became subject to the Canada Business Corporations Act, and in 1980, we continued under the Nova Scotia Companies Act.

         We are, either in our own right, or through other entities, engaged in the exploration and development of properties containing or believed to contain recoverable oil and gas reserves and the sale of oil and gas from these properties. Although many of the properties in which we have interests are undeveloped, all properties with proved reserves are partially or fully developed. Our interests in exploratory ventures are on properties located in Alberta, British Columbia, Saskatchewan, the Northwest and Yukon Territories and the Arctic Islands in Canada. Our principal asset is our 30% carried interest in the Kotaneelee field, a partially developed gas field (See "Legal Proceedings" at page 47). We also have interests in producing properties in British Columbia and Alberta.

         The majority of our oil and gas interests are carried interests pursuant to agreements which provide that revenues are not payable to us until expenditures by the carrying partners have been recouped from production, and that operating decisions are made by the carrying partners. Generally, we may, at any time, as to each block or economic unit, elect to convert from a carried interest position to a working interest position by paying our share of the unrecouped expenditures for the unit (i.e., expenditures not recouped from production revenues). If we convert to a working interest, we will receive our share of production revenues currently, but we must also pay for our share of operating and capital expenditures currently. At June 30, 2000, our share of unrecouped expenditures was as follows:

         British Columbia:
           Ex-permit 149                                            $4,009,000
           Ex-permit 102 (Siphon)                                      980,000
         Yukon and Northwest Territories:
            Ex-permit 2713 (Celibeta)                                  321,000


         We currently have two full-time employee and one part-time employee, all of whom are located in Canada. We also rely to a great extent on consultants (approximately 7) for technical, legal, accounting and administrative services. We use consultants because it is more cost effective than employing a larger full time staff.

Yukon Territory - The Kotaneelee Field

         Our principal asset is a 30% carried interest in the Kotaneelee natural gas field located on Exploration Permit 1007 in the Yukon Territory, Canada. The permit consists of 31,888 gross acres (9,566 net acres) which is partially developed by two natural gas wells that had combined gross productive capability at June 30, 2000 of 65 million cubic feet per day (19.2 million cubic feet per day net). Gross natural gas sales were approximately 45 million cubic feet per day (net 13.5 million cubic feet per day) at June 30, 2000 as a result of shrinkage and fuel gas requirements. Anderson Exploration Ltd. operates the Kotaneelee field. See "Legal Proceedings" at page 47 for a discussion of the Kotaneelee litigation concerning this asset.

         Production at Kotaneelee commenced in February 1991. According to reports filed with the Yukon government, total production in billion cubic feet ("bcf") from the Kotaneelee gas field since 1991 has been as follows:


                Calendar Year                             Production (bcf)
                -------------                             ----------------
                    1991                                         8.1
                    1992                                        18.0
                    1993                                        17.5
                    1994                                        16.7
                    1995                                        15.7
                    1996                                        15.2
                    1997                                        14.4
                    1998                                        16.0
                    1999                                        22.3
                    2000 (6 months)                             10.6
                                                                ----
       Total through June 30, 2000                             154.5
                                                               =====

         As a carried interest owner, we are entitled to receive our share of field revenues after the working interest parties recover their operating and capital costs. The operator reported that as of November 30, 1999 development costs totaling $96.7 million had been incurred and repaid. As of December 31, 1999, the operator also reported that our share of net revenues due to us totaled $412,374. The amount of recoverable costs is one of the issues being contested in the Kotaneelee litigation. We claim, and the defendants deny, that the defendants have made improper charges to the carried interest account and one defendant (Amoco Canada) maintains that the carried interest account should be charged additional amounts for gas processing fees. Amoco Canada claims that the remaining costs to be recovered at December 31, 1999 were either $58,711,000 or $19,235,000 depending on inclusion of interest. At this time, it is not possible to determine whether Amoco Canada will be successful in its claim that gas processing fees should be charged to the carried interest account.

         Although, according to the operator's reports, the Kotaneelee gas field reached pay out status on November 10, 1999, the operator has notified us that it will not make any payments to the carried interest owners, including us, until the issue of the amount of recoverable costs under the carried interest account has been resolved by the Court of Queen's Bench of Alberta, Canada. The operator has stated that it will deposit our share of net production proceeds in an interest bearing account with an escrow agent. A motion was filed in December 1999 by us to direct all of the defendants to make timely payments of all current and future amounts due from our share of field revenues. On April 10, 2000, the Court dismissed the motion. We have filed a notice of appeal of the dismissal with the Alberta Court of Appeal. Net production proceeds are unlikely to be paid to us until final resolution of the Kotaneelee litigation.

          Since March 2000, the operator of the Kotaneelee field has been reporting the amount of our share of net revenues being deposited in escrow. The September 2000 report provided information for production during the month of June 2000. Based on the reported data, we believe the total amount due to us is $5,526,365 of which $1,832,335 has been deposited in escrow.

         British Columbia

         Our major source of income has been from the sale of crude oil and natural gas from our properties located in northeast British Columbia where we have royalties and carried interests. In addition to our producing properties, we have various petroleum and natural gas leases in northeast British Columbia. As a result of the geological and geophysical work performed on these leases, various drilling prospects have been identified. The cumulative dry hole costs to drill these prospects are estimated to be approximately $2 million. We continue to evaluate and attempt to acquire additional petroleum and natural gas leases in British Columbia. Presently, we have interests in 49,013 gross developed acres (7,977 net acres) and 28,820 gross undeveloped acres (15,091 net acres). We believe that these prospects will be drilled by us or others.

         Canadian Arctic Islands

         As of June 30, 2000, we held working interests in 45,100 gross acres (1,817 net acres) and carried interests in 133,260 gross acres (37,257 net acres) in the Sverdrup Basin, located in the Arctic Islands. The Hecla, Whitefish, Drake Point, Roche Point, Kristoffer, Romulus and Bent Horn fields have been designated Significant Discovery Lands by the Canadian Federal Government. There interests are being retained under Significant Discovery Licenses pending development.

         Panarctic Oils Ltd. ("Panarctic"), the operator, received Federal government regulatory approvals for a pilot project to move shipments of crude oil from the Bent Horn field by tanker through the Northwest Passage to southern Canada in 1985. Through December 31, 1996, approximately 2.7 million barrels of Bent Horn crude had been sold. In 1996, the operator shut down production from the field and dismantled the production facilities because of economic uncertainties. We have a 5% carried interest in the area which has not yet reached pay out status. The timing of any pay out is uncertain.

         Major operators and industry investors have recently indicated interest in exploring the Canadian Arctic Islands region to develop additional gas reserves and productive capacity. Recent statements by major oil and gas producers indicate that technological developments and the sustained world prices for natural gas may lead to expanded exploration and production efforts in the Canadian Arctic Islands, as well as advance the construction of a natural gas pipeline to the region in the future.

         Northwest Territories Properties

         We have a 45% carried interest in the Northwest Territories in the Celibeta field, designated as Significant Discovery Lands by the Federal Government (1,594 gross acres and 717 net acres). The gas field is presently shut-in. Because of the recent activity in the Northwest Territories, we are reviewing our holdings in the area to take advantage of any potential opportunities.

         Alberta

         During 1999, our primary Alberta asset and revenue producing property was our heavy crude oil production and related facilities at Kitscoty. Due to the requirement of significant additional investment, the prospect of low prices for heavy oil and a shift in our business strategy, we sold our 10 % working interest to the operator for $336,000 effective October 1, 1999. The transaction was completed during February 2000 and the proceeds of sale were credited to oil and gas properties in fiscal 2000. In 1999, the Company participated in the drilling of 4 gross (.7 net) wells. Two wells were productive and two wells were dry and abandoned. All of these wells were drilled on shallow natural gas prospects.

         We continue to invest in petroleum and natural gas leases in Alberta and have a current land inventory of 21,477 gross acres (7,349 net acres). We are presently performing geological and geophysical work on these leases to determine the prospects for commercial petroleum and natural gas production. As prospects are identified, we may participate in drilling or, alternatively, farm out the prospects to other operators for drilling commitments.

         Saskatchewan

         We have a 3.75% working interest in five sections in Saskatchewan. During 1999, there was no activity on these properties and the lands remain undeveloped.

         Texas

         In 1999, we participated in the drilling and completion of two wells in Stephens County, Texas. This resulted in one dry hole and one nominal crude oil/natural gas producer. Our efforts to farm out our remaining undrilled acreage have been unsuccessful and we expect to spend a minimal amount on the investment during the year 2000. During the second quarter of fiscal 2000, the carrying costs ($635,000) of the project on our books were written down to a nominal value of $1.00

         California

         During 1999, we sold our investment in our heavy crude oil recovery project in California because of dissatisfaction with the progress of the program to develop the field reserves. The consideration received for our 30% interest was the purchaser's common stock (presently unmarketable) and a promissory note which together approximated the carrying costs ($196,000) of the property prior to the costs being written down in 1998 to a nominal value of $1.


         Patents, Licenses, Franchises and Concessions Held

         Permits and concessions are important to our operations, since they allow the search for and extraction of any crude oil and natural gas discovered on the areas covered. See "Properties" at page 40.

         Seasonality of Business

         Our business is not seasonal, except that sales of natural gas peak during the winter heating season. Exploration and development activities are restricted in certain areas on a seasonal basis because extreme weather conditions affect transportation and the ability to pursue these activities.

         Customers

         Most of the natural gas produced from our carried interest properties is being sold by the operators, Anderson Exploration Ltd. and Petro-Canada Oil and Gas, to various gas marketers. The production from the Kotaneelee gas field is being sold by the working interest partners. They have not disclosed the purchasers.

         Supplemental Information on Oil & Gas Activities

         For additional information regarding our business, see "Supplemental Information on Oil and Gas Activities at page F-21."

         Competitive Conditions in Our Business

         The exploration for and production of crude oil and gas are highly competitive operations, both internally within the oil and gas industry and externally with producers of other types of energy. The ability to exploit a discovery of crude oil or gas is dependent upon considerations such as the ability to finance development costs, the availability of equipment, and the ability to overcome engineering and construction delays and difficulties. We must compete with companies which have substantially greater resources available to them. Because the majority of our interests are in remote areas, operation of our properties is more difficult and costly than those in more accessible areas.

         Furthermore, competitive conditions may be substantially affected by various forms of energy legislation which may have been or may be proposed in the United States and Canada; however, it is not possible to predict the nature of any such legislation which may ultimately be adopted or its effects upon our future operations.

Financial Information about Foreign and Domestic Operations and Export Sales

         Revenues, Operating Losses and Identifiable Assets

         Substantially all of our operating assets and revenues are attributable to our operations in Canada. Operating losses are substantially attributable to the ongoing Kotaneelee litigation.

         Risks Attendant to Foreign Operations

         The properties in which we have interests are located primarily in Canada and are subject to certain risks involved in the ownership and development of such foreign property interests. These risks include but are not limited to those of: nationalization; expropriation; confiscatory taxation; native rights; changes in foreign exchange controls; currency fluctuations; burdensome royalty terms; export sales restrictions; limitations on the transfer of interests in exploration licenses; and other laws and regulations which may adversely affect our interests in these properties, such as those providing for conversion, proration, curtailment, cessation or other forms of limiting or controlling production of, or exploration for, hydrocarbons. Thus, an investment in our shares represents an exposure to risks in addition to those inherent in petroleum exploratory ventures.

Governmental Regulation of the Canadian Oil and Natural Gas Industry

         The oil and natural gas industry in Canada is subject to extensive controls and regulations imposed by various levels of government relating to land tenure, production, production facilities, pricing and marketing, royalties, environmental protection and other matters. Outlined below are some of the more significant aspects of the legislation, regulations and agreements governing the oil and natural gas industry in Canada. All current legislation is a matter of public record and we are unable to predict whether any additional legislation or amendments may be enacted.

         Land Tenure

         Crude oil and natural gas located in the western provinces is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce crude oil and natural gas pursuant to leases, licenses and permits for varying terms and on terms and conditions set forth in provincial legislation including requirements to perform specific work or make payments. Crude oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such crude oil and natural gas are granted by lease on such terms and conditions as may be negotiated. The term of both provincial and freehold leases will generally continue as long as crude oil or natural gas is produced from the property.

         Crude oil and natural gas rights on federal lands is generally regulated by the Government of Canada unless authority has been delegated by agreement to the territorial government or the government of the province adjacent to the federal offshore area. In May 1993, the Canada Yukon Oil and Gas Accord was signed which allowed for the transfer to the Yukon of authority to administer and control crude oil and natural gas resources within that territory and for the establishment of an Oil and Gas Management Regime. The transfer has been completed and the lands are now administered by the Yukon Government.

         Production and Production Facilities

         The Governments of Canada, Alberta, British Columbia and Saskatchewan have enacted statutory provisions regulating the production of crude oil and natural gas. These regulations may restrict the maximum allowable production from a well based on reservoir engineering and/or conservation practices. The construction and operation of facilities to recover and process crude oil and natural gas are also subject to regulation.

         Pricing and Marketing - Crude oil

         In Canada, producers of crude oil negotiate sales contracts directly with crude oil purchasers, with the result that the market determines the price of crude oil. Certain purchasers periodically advertise for volumes of crude oil they are prepared to purchase and the price being offered for such volumes. The price depends in part on crude oil quality, prices of competing fuels, distance to market and the value of refined products.

         Pricing and Marketing - Natural Gas

         In Canada, the price of natural gas is determined by negotiation between buyers and sellers, with the result that the market determines the price of natural gas. Natural gas exported from Canada is subject to regulation by the National Energy Board ("NEB") and the Government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts must continue to meet certain criteria prescribed by the NEB and the Government of Canada. As is the case with crude oil, natural gas exports for a term of less than two years must be made pursuant to an NEB order, or, in the case of exports for a longer duration, pursuant to an NEB license and Governor in Council approval.

         The Governments of Alberta, British Columbia and Saskatchewan also regulate the volume of natural gas which may be removed from those provinces for consumption elsewhere based on such factors as reserve availability, transportation arrangements and market considerations.

         Royalties and Incentives

         The royalty regime is a significant factor in the profitability of crude oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee, although production from such lands may also be subject to provincial taxes and regulations. Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the product produced. The value of the gross production for royalty purposes may be based on a deemed value for the product rather than the actual value received by the interest holder.

         From time to time the Governments of Canada, Alberta, British Columbia and Saskatchewan have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging natural gas and crude oil exploration or enhanced recovery projects. Incentives are intended to enhance the existing cash flow of the crude oil and natural gas industry and to improve the economics of finding and developing new and more costly crude oil and natural gas reserves. Crude oil royalty holidays for specific wells and royalty reductions reduce the amount of Crown royalties paid by the interest holder to the respective government. Tax credit programs provide a rebate on Crown royalties paid.

         Environmental Regulation

         The oil and natural gas industry is subject to environmental regulation pursuant to local, provincial and federal legislation. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain crude oil and natural gas industry operations. An environmental assessment and review may be required prior to initiating exploration or development projects or undertaking significant changes to existing projects. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of the appropriate authorities. A breach of such legislation may result in the imposition of fines or penalties. Federal environmental regulations also apply to the use and transport of certain restricted and prohibited substances. We are committed to meeting our responsibilities to protect the environment wherever we operate and believe that we are in material compliance with applicable environmental laws and regulations. We have not been required to spend significant sums to comply with clean up laws and regulations. Compliance by us with governmental provisions regulating the discharge of materials to the environment or otherwise relating to the protection of the environment is not expected to have a material effect on our capital expenditures, earnings or competitive position.

                                   PROPERTIES

         Our principal asset is our 30% carried interest in the Kotaneelee field, a partially developed gas field in the Yukon Territory. See "Legal Proceedings" at page 47. We also have interests in producing properties in British Columbia and Alberta and in several exploration prospects. The exploratory ventures are properties located in British Columbia, Alberta, Saskatchewan, the Yukon and Northwest Territories and the Arctic Islands in Canada. Geophysical, geological and drilling work on our properties is conducted by the operators under various agreements with us. The results of this work are reviewed by our personnel and consultants retained by us. Information regarding reserves, costs of oil and gas activities, capitalized costs, discounted future net cash flows and results of operations is set forth in "Consolidated Financial Statements" beginning at page F-21.

The following graphic presentation has been omitted, but the following is a description of the omitted material:




                 Map of Canada showing Company Areas of Interest

The following graphic presentation has been omitted, but the following is a description of the omitted material:




          Map of N.E. British Columbia and Yukon, Northwest Territories
                            showing Kotaneelee field.

The following graphic presentation has been omitted, but the following is a description of the omitted material:




                   Map showing the Kotaneelee Permit Structure

The following graphic presentation has been omitted, but the following is a description of the omitted material:




                       Map of the Canadian Arctic Islands
                       showing the Company Lease Holdings

         Production

         Average sales price per unit and average production cost for oil and gas produced during the periods are shown below. Production costs are allocated based on the weighted average of oil and gas sales. In 1999, oil production was primarily heavy crude oil with high lifting costs. In prior years, oil production consisted of a mix of light and heavy crude oil. We sold the majority of our crude oil producing properties in 1998. The remaining heavy oil production was sold in February 2000.


                                                      Average Sales Price                   Average Production Costs
                  Period                       Oil (per bbl)     Gas (per mcf)       Oil (per bbl)       Gas (per mcf)
                  ------                       -------------     -------------       -------------       -------------
      Six months ended June 30, 2000         ($)   34.34         ($)    2.32         ($)   54.87         ($)    2.33
                Year 1999                          17.38                1.83               12.82                1.45
                Year 1998                          14.84                2.17                8.41                1.41
                Year 1997                          22.50                2.31                8.70                1.30

         Productive Wells and Acreage

         Productive wells and acreage on working and carried interest properties as of June 30, 2000 are as follows:

                  Gross Wells                                 Net Wells
           ---------------------                       --------------------
           Oil               Gas                       Oil              Gas
             1                65                       .55             11.39

                          Gross and Net Developed Acres
                     Gross Acres                   Net Acres
                     -----------                   ---------
Alberta                  4,780                           605
British Columbia        49,013                         7,977
Yukon Territory          3,350                         1,005
Arctic Islands           3,060                           153
Texas, USA                  40                            16
                      --------                       -------
                        60,243                          9,756
                        ======                          =====

         Undeveloped Acreage

         Total developed and undeveloped acreage in which we have interests is summarized by geographic area in the table below:

                                          Gross and Net Petroleum Acreage as of June 30, 2000
                                                       Developed Acres                    Undeveloped Acres
                                                --------------------------------     -------------------------------
                                                Gross          Net                   Gross          Net
                                                Acres         Acres         %        Acres         Acres        %
                                                -----         -----         -        -----         -----        -
Canada:
  British Columbia:
    Carried Interests                          30,130         6,410      21.3         5,708         1,213    21.3
    Working Interests                           5,622           910      16.2        18,473        13,804    74.7
    Overriding royalty interest                13,261           657       5.0         4,639            74     1.6
                                               ------         -----      ----        ------        ------
  Total British Columbia                       49,013         7,977                  28,820        15,091
                                               ------         -----                  ------        ------

  Saskatchewan:
    Working Interests                                                                 3,200           120     3.8
                                                                                      -----           ---

  Alberta:
    Working Interests                           2,871           581     18.4        21,477         7,349     34.2
    Overriding Royalty Interest                 1,909            24      1.3           160             5      3.1
                                                -----            --                 ------         -----
  Total Alberta                                 4,780           605                 21,637         7,354
                                                -----           ---                 ------         -----

  Yukon & Northwest Territories:
    Carried Interests                           3,350         1,005     30.0        31,726         9,757     30.8

  Arctic Islands:
    Carried Interests                           3,060           153      5.0       130,200        37,104     28.5
    Working Interests                               -             -                 45,100         1,817      4.0
                                                -----           ---                -------        ------
  Total Arctic Islands                          3,060           153                175,300        38,921
                                                -----           ---                -------        ------

  Total Canada                                 60,203         9,740                260,683        71,243

Texas, USA                                         40            16     40.0           460           245     53.3
                                                -----         -----                 ------         -----

               TOTAL                           60,243         9,756                261,143        71,488
                                               ======         =====                =======        ======

         Drilling activity

         Productive and dry net wells drilled during the following periods:

                   Period                                    Gross                                Net
                   ------                         ------------------------            ------------------------
                                                  Productive           Dry            Productive           Dry
       Six months ended June 30, 2000                  -                1                                  .333
                  Year 1999                            4                2               1.127              .798
                  Year 1998                            9                2               1.440              .200
                  Year 1997                           25                2               3.606              .250

         There were no wells drilling at June 30, 2000.

                                LEGAL PROCEEDINGS

     We believe that the working interest owners in the field have not adequately pursued the attainment of contracts for the sale of Kotaneelee gas. In October 1989 and in March 1990, we filed statements of claim in the Court of Queen's Bench of Alberta, Judicial District of Calgary, Canada, against the working interest partners in the Kotaneelee gas field. The named defendants were Amoco Canada Petroleum Corporation, Ltd., Dome Petroleum Limited (now Amoco Canada Resources Ltd.), and Amoco Production Company, Columbia Gas Development of Canada Ltd., Mobil Oil Canada Ltd. and Esso Resource of Canada Ltd. In 1991, Anderson Exploration Ltd. acquired all of the shares in Columbia and changed its name to Anderson Oil & Gas Inc. Anderson is now the sole operator of the field and is a direct defendant in the Canadian lawsuit. Columbia's previous parent, The Columbia Gas System, Inc., which was reorganized in a bankruptcy proceeding in the United States, is contractually liable to Anderson in the legal proceedings currently at trial.

         We claim that the defendants breached a contractual obligation and/or a fiduciary duty owed to us to market gas from the Kotaneelee gas field when it was possible to so do. We assert that marketing the Kotaneelee gas was possible in 1984 and that the defendants deliberately failed to do so. We seek money damages and the forfeiture of the Kotaneelee gas field. We presented evidence at trial that the money damages sustained by us were approximately $100 million.

         In addition, we have claimed that our carried interest account should be reduced because of improper charges to the carried interest account by the defendants. We claim that when the defendants in 1980 suspended production from the field's gas wells, they failed to take precautionary measures necessary to protect and maintain the wells in good operating condition. The wells thereafter deteriorated, which caused unnecessary expenditures to be incurred, including expenditures to redrill one well. In addition, we claim that expenditures made to repair and rebuild the field's dehydration plant should not have been necessary had the facilities been properly constructed and maintained by the defendants. The expenditures, we claim, were inappropriately charged to the field's carried interest account. The effect of an increased carried interest account is to extend the period before pay out begins to the carried interest account owners.

         We claim that production from the field should have commenced in 1984. At that time the field's carried interest account was approximately $63 million. We claim that by 1993 at least $34 million of unnecessary expenses had been wrongfully charged to the carried interest account. Our 30% share of these expenses would be approximately $10.2 million. We further claim that if production had commenced in 1984, the carried interest account would have been paid out in approximately two years and we would have begun to receive revenues from the field in 1986.

         The amount of recoverable costs is one of the issues being contested in the Kotaneelee litigation. We claim, and the defendants deny, that the defendants have made improper charges to the carried interest account and one defendant (Amoco Canada) maintains that the carried interest account should be charged additional amounts for gas processing fees. Amoco Canada claims that the remaining costs to be recovered at December 31, 1999 were either $58,711,000 or $19,325,000 depending on inclusion of interest. It is not possible to determine whether Amoco Canada will be successful in its claim that gas processing fees should be charged to the carried interest account.

         Although, according to the operator's reports, the Kotaneelee gas field reached pay out status on November 10, 1999, the operator has notified us that it will not make any payments to the carried interest owners, including us, until the issue of the amount of recoverable costs under the carried interest account has been resolved by the Court of Queen's Bench of Alberta, Canada. The operator has stated that it will deposit our share of net production proceeds in an interest bearing account with an escrow agent. A motion was filed in December 1999 by the plaintiffs in Canada to direct all of the defendants to make timely payments of all current and future amounts due from our share of field revenues. On April 10, 2000, the trial court dismissed our motion pending the Court's ultimate determination of the issues surrounding the Kotaneelee field carried-interest account. We have filed a notice of appeal of the dismissal with the Alberta Court of Appeal. Net production proceeds are unlikely to be paid to us until final resolution by the Courts of the Kotaneelee litigation.

         Since March 2000, the operator of the Kotaneelee field has been reporting the amount of the Company's share of net revenues being deposited in escrow. The September 2000 report provided information for production during the month of June 2000. Based on the reported data, we believe the total amount due to us is $5,526,365 of which $1,832,335 has been deposited in escrow.

         The parties to the litigation conducted extensive discovery since the filing of the claims. The trial began on September 3, 1996 and we completed the presentation of our case against the defendants during September 1998. We completed our rebuttal evidence on April 24, 2000. On June 26, 2000, the we filed our written closing argument with the court. The defendants filed their written argument on August 28, 2000. Oral closing arguments will probably be held in late December 2000 or early 2001. A decision in the litigation is not expected before late 2001.

         Columbia has filed a counterclaim against us seeking, if we are successful in our claim for the forfeiture of the field, repayment from us of all unrecovered sums Columbia has expended on the Kotaneelee lands before we are entitled to our interest.

         Based upon newly discovered evidence, we filed a new claim during May 1998 that the defendants failed to develop the field in a timely manner. We are unable to estimate the time necessary to conclude this litigation.


Matters Ancillary to Kotaneelee Litigation

         In our 1989 statement of claim, we sought a declaratory judgment regarding two issues:

         (1)      whether interest accrued on the carried interest account; and

         (2) whether expenditures for gathering lines and dehydration equipment are expenditures chargeable to the carried interest account or whether we will be assessed a processing fee on gas throughput.

         With respect to the first issue, we maintain that no interest should accrue on the account and the defendants have not contested this position. With regard to the second issue, we maintain that the expenditures are chargeable to the carried interest account. Mobil, Esso and Columbia have essentially agreed to our position in the original pleadings to the court while the Amoco Dome Group continues to contest this issue.

         On January 22, 1996, we settled two claims outstanding against us in the Court of Queen's Bench of Alberta, which related to a suit brought against AlliedSignal Inc. in Florida which was dismissed on the basis that Canada was the appropriate forum for the litigation. AlliedSignal had sought additional relief against us in Canada to preclude other types of suits by us and to recover the costs of the defense of the initial action. The settlement bars AlliedSignal from making a claim against us for any costs in connection with the Kotaneelee Litigation. We agreed not to bring any action against AlliedSignal in connection with the Kotaneelee gas field. Neither party made any monetary payment to the other party.

         Under Canadian law, certain costs (known as "taxable costs") of the litigation may be assessed against the non-prevailing party. Effective September 1, 1998, the Alberta Rules of Court were amended to provide for a material increase in the costs which may be awarded to the prevailing party in matters before the Court.

         The trial has been lengthy, complicated and costly to all parties and we believe that the prevailing party or parties in the litigation will argue for a substantial assessment of costs against the non-prevailing party or parties. The Court has very broad discretion as to whether to award costs and disbursements and as to the calculation of any amounts to be awarded. Accordingly, we are unable to determine whether, in the event that we do not prevail on our claims in the litigation, costs will be assessed against us or in what amounts. However, since the costs incurred by the defendants have been substantial, and since the Court has broad discretion in the awarding of costs, an award to the defendants potentially could be material. A cost award against us could be of sufficient magnitude to necessitate a sale of our assets or a debt or equity financing to fund such an award. There are no assurances that any such sale or financing would be consummated.

         There is no assurance whatsoever that we will be successful on the merits of our claims, which have been vigorously defended by the defendants. There is also no assurance that we will be awarded any damages, or that, if damages are awarded, the Court will apply the measure of damages we claim should be applied.

                                 OUR MANAGEMENT

Our Directors and Executive Officers

         Our board of directors includes five members, one of whom also serves as our president and chief executive officer. Each director is elected for a term of five years.

                                                                                                               Other Offices
                          Date Present Term                                                       Director       Held with
         Name             of Office Expires                Biographical Information                 Since         Company
         ----             -----------------                ------------------------                 -----         -------


Arthur B. O'Donnell       2001 Annual Meeting  Mr.  O'Donnell,  a CPA,  served as an officer of     1997      Audit Committee
                                               the   Company   for  many  years  prior  to  his
                                               retirement in 1994.  Age seventy-six.

Ben A. Anderson           2002 Annual Meeting  Mr.  Ben  A.  Anderson  was  elected  President,     2000         President
                                               Chief  Executive  Officer and a director of the
                                               Company on April 1, 2000.  Mr.  Anderson,  a
                                               petroleum  engineer,  has been  involved in
                                               operations,  reservoir  engineering,  reserve
                                               evaluation, venture analyses, and marketing  in
                                               Western  Canada as well as the  United  States
                                               for the past 19 years. He has been  associated
                                               with Ranger Oil,  Hillcrest  Resources,  and
                                               Triumph Energy Corp. Most recently,  he had been
                                               President and Chief Executive Officer of
                                               International  Gryphon  Resources Inc., a
                                               Calgary-based  publicly held petroleum exploration
                                               and development company.  Age forty-three.


Benjamin W. Heath         2003 Annual Meeting  Mr.  Heath  is  President   and  a  director  of     1956      Audit Committee
                                               Coastal  Caribbean  Oils & Minerals,  Ltd.,  and
                                               a director of Magellan Petroleum Corporation.
                                               Age eighty-six.

Timothy L. Largay         2004 Annual Meeting  Mr. Largay  has been a  partner  in the law firm     1997         Assistant
                                               of Murtha  Cullina  LLP,  Hartford,  Connecticut                  Secretary
                                               since  1974.  Mr. Largay is also a director of
                                               Magellan Petroleum Corporation.  Age fifty-seven.

M. Anthony Ashton         2005 Annual Meeting  Mr.   Ashton   served  as  President  and  Chief     1989
                                               Executive  Officer  from  June  1997  until  his
                                               retirement  on June 30,  2000.  He had been Vice
                                               President-Exploration  since  December  1988 and
                                               was  elected a director in 1989.  Mr.  Ashton is
                                               a  professional  petroleum  geologist  with more
                                               than  thirty  years  experience  in  exploration
                                               projects  in  western   Canada  and  the  United
                                               States.  Age sixty-five.

        Our other executive officer is the Chief Financial Officer, David Blain.

David Blain                                    Mr.  Blain,  a  Canadian  Chartered  Accountant,                  Secretary,
                                               was  elected  Secretary,   Treasurer  and  Chief                Treasurer and
                                               Financial and Accounting  Officer of the Company               Chief Financial
                                               on August 1, 2000.  Mr. Blain has been  involved                and Accounting
                                               with   accounting,   income   taxes,   corporate                   Officer
                                               planning and finance  matters in Western  Canada
                                               for  the  past  30  years.   Mr.   Blain  is  an
                                               independent  consultant to oil and gas companies
                                               in the  Calgary  area and will serve the Company
                                               on a  part-time  basis.  He has been  associated
                                               with Clarkson  Gordon & Co. and Hudson's Bay Oil
                                               & Gas Ltd.  He served  with Star Oil & Gas Ltd.,
                                               a Calgary based oil and gas company,  in various
                                               capacities  from 1979 to 1997 and most  recently
                                               was Vice  President,  Finance  of that  company.
                                               Age fifty-five.

         All of the named companies are engaged in oil, gas or mineral exploration and/or development except where noted. There are no arrangements or understandings between any director and any other person or persons pursuant to which such director was or is to be selected as a director. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director.

Committees of the Board of Directors:  Attendance at Meetings

         During 1999, we adopted an Audit Committee Charter. The Audit Committee was comprised of Mr. O'Donnell and Mr. Eugene C. Pendery (until his death on October 19, 1999). The principal duties of the Audit Committee are: the engagement and discharge of auditors, reviewing with the auditors the plan and results of the auditing engagement, reviewing the independence of the auditors and reviewing the adequacy of the Company's system of internal accounting controls. The Audit Committee met two times during the year ended December 31, 1999. Mr. Heath was elected to the Audit Committee on January 27, 2000.

         We have no standing nominating or compensation committees. The functions that would be performed by such committees are performed by the full Board of Directors. During the year ended December 31, 1999, all of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees on which they serve (a total of 10 meetings).

Executive Compensation

     The following table sets forth certain summary information concerning the compensation of Mr. M. Anthony Ashton, who was our President and Chief Executive Officer until his retirement on March 31, 2000. No executive officer received or earned any compensation in excess of U.S. $100,000 or Can. $100,000 during the year 1999. Unless otherwise indicated, all dollar figures set forth herein are expressed in Canadian currency.

---------------------------------------------------------------------------------------------------------------------
                                             Summary Compensation Table
---------------------------------------------------------------------------------------------------------------------
                                                           Annual Compensation                    Long Term
                    Name and                                                                  Compensation Award
               Principal Position                        Year             Salary ($)           Options/SARs(#)
------------------------------------------------- ------------------- ------------------- ---------------------------
M. Anthony Ashton                                        1999               50,000                  60,000
President and Chief Executive Officer                    1998               75,000                    -
                                                         1997               50,000                    -
------------------------------------------------- ------------------- ------------------- ---------------------------

Stock Options

         The following tables provide information about stock options granted and exercised during 1999 and unexercised stock options held by the Named Executive Officers at December 31, 1999.

=======================================================================================================================
                                              Options/SAR Grants in 1999
---------------------------------------------------------------------------------- ------------------------------------
                                Individual Grants                                  Potential Realized Value at Assumed
                                                                                          Annual Rates of Stock
                                                                                   Price Appreciation for Option Terms
------------------------ ------------ -------------- ------------- --------------- ------------------ -----------------
         Name             Options/     % of Total      Exercise      Expiration         5% ($)            10% ($)
                            SARs      Options/SARs     or Base          Date
                           Granted     Granted to    Price ($/Sh)
                             (#)      Employees in
                                          1999
------------------------ ------------ -------------- ------------- --------------- ------------------ -----------------
M. Anthony Ashton          60,000          13            7.00      Jan. 28, 2004        146,000           256,000
=======================================================================================================================

-----------------------------------------------------------------------------------------------------------------------
                           Aggregated Option/SAR Exercises in 1999 and at December 31, 1999
                                                  Option/SAR Values
-----------------------------------------------------------------------------------------------------------------------
                           Shares                          Number of Unexercised            Value of Unexercised
                          Acquired         Value             Options/SARs (#)                   In-The-Money
                        On Exercise    Realized ($)        at December 31, 1999               Options/SARs ($)
                            (#)                                                             at December 31, 1999
-----------------------------------------------------------------------------------------------------------------------
         Name                                           Exercisable    Unexercisable    Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------------
M. A. Ashton                -0-             -0-           70,000             -            116,000            -
-----------------------------------------------------------------------------------------------------------------------
M. A. Ashton                -0-             -0-           60,000             -            192,000            -
-----------------------------------------------------------------------------------------------------------------------

Stock Incentive Plans

         Under the terms of our 1992 and 1998 stock option plans, we are authorized to grant certain employees, directors and consultants options to purchase limited voting shares at prices based on the market price of the shares as determined on the date of the grant. The options are normally exercisable immediately and issued for a period of five years from the date of grant.

         During 1998, we adopted a stock option plan that permits the granting of both stock options and stock appreciation rights. A total of 700,000 limited voting shares are reserved for issuance under the 1998 plan. The plan permits the granting of both stock options and stock appreciation rights (SARs) to our directors, officers, key employees and consultants, those of our subsidiaries, and any business in which we have a substantial interest. The plan is administered by the Board of Directors acting as a committee of the whole. The Committee will determine the persons to whom options or SARs are to be granted, the number of shares which may be acquired upon the exercise of each option or SAR, the purchase price at which the options or SARs shall be granted, and the time or times at which options or SARs can be exercised and whether in whole or installments.

         The plan provides for the grant of stock options subject to terms as determined by the Committee. The purchase price of each option may not be less than the greater of 1) the par value of the stock underlying the option grant and 2) the fair market value of the stock on the date of grant. Unless determined otherwise by the Committee or in an option agreement, options will vest over a three year period. The options, which are nontransferable except as specified in the plan, can have a maximum period of ten years, and may expire earlier in the event that the optionee dies or, in the case of employees, employment with us is terminated. The plan also includes provisions for the cashless exercise of options and, at the Committee's discretion, the granting of reload options when an optionee exercises an option granted under the plan and makes payment using previously owned shares of stock.

         The plan also provides for the grant of SARs subject to terms as determined by the Committee and evidenced in a form also determined by the Committee. SARs may be granted alone, simultaneously with a grant of options under the Plan, or subsequent to a grant of options under the plan. The exercise price of each SAR granted alone may not be less than the fair market value of one share of the stock on the date of grant. SARs granted simultaneously with or subsequent to a grant of options have the same exercise price as the related option, but are exercisable only when the fair market value of stock subject to the SAR and related option exceeds the exercise price thereof. Unless determined otherwise by the Committee or in an SAR agreement, SARs vest over a three year period and are nontransferable except as specified in the plan. SARs can have a maximum period of ten years, and are deemed exercised at the end of ten years if the fair market value of the stock exceeds the exercise price. SARs may expire earlier in the event that the optionee dies or, in the case of employees, employment with us is terminated.

         We are subject to Canadian tax laws and will generally not be entitled to an income tax deduction upon either the grant or the exercise of an Option or SAR.

Compensation of Directors

         Each of our directors receive an annual director's fee of $30,000, a fee of $250 for each conference call meeting and $500 for each meeting requiring travel. On January 29, 1999, the named directors were granted five year options to purchase limited voting shares at a price of $7.00. The total directors fees received and stock options granted in 1999 were as follows:

Director                                 Fee ($)          Stock Options Grants
--------                                 -------          --------------------
Benjamin W. Heath                         33,000                 20,000
Timothy L. Largay                         33,500                 75,000
Arthur B. O'Donnell                       33,500                 60,000
Eugene C. Pendery                         27,500                 60,000

Compensation Agreements

     Effective January 3, 2000, Ben A. Anderson was employed as Executive Vice President for a two year period at an annual salary of $120,000. Mr. Anderson also received 75,000 options to purchase limited voting shares with 1/3 of the total vesting immediately, 1/3 vesting after one year and 1/3 vesting after two years. Mr. Anderson will also receive an annual vehicle allowance payment of $12,000. Mr. Anderson succeeded Mr. Ashton as President and Chief Executive Officer on April 1, 2000.

Compensation Committee Interlocks and Insider Participation in Compensation Committee

     The entire board of directors serves as the compensation committee. M. Anthony Ashton is a director and served as our President and Chief Executive Officer until March 31, 2000.

                             PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

         We know of no person or group that owns beneficially more than 5% of our outstanding limited voting shares.

Security Ownership of Management

         The following table sets forth information as to the number of shares of our limited voting shares owned beneficially on September 1, 2000 by our directors and by all our executive officers and directors as a group:

                                                              Amount and Nature of
                                                              Beneficial Ownership
           Name of                                    -------------------------------------
          Individual                                            Shares Held                           Percent of
           or Group                                Directly                  Options                    Class
------------------------------------           ---------------            ---------------             ----------

M. Anthony Ashton                                      3,000                 130,000                      *
Benjamin W. Heath                                     20,000                  75,000                      *
Timothy L. Largay                                      3,615                  75,000                      *
Arthur B. O'Donnell                                    1,654                  60,000                      *
Ben A. Anderson                                            -                  75,000                      *
Directors and Officers as a
  Group (a total of 5)                               28,269                  415,000                    2.90%
------------------------
* The percent of class owned is less than 1%.

                         CERTAIN BUSINESS RELATIONSHIPS

         Mr. Timothy L. Largay, a director of Canada Southern since October 1, 1997, is a member of the law firm of Murtha Cullina LLP, which firm has been retained by us for more than five years and is being retained during the current year.

         On January 29, 1991, we granted interests to certain of our officers, employees, directors, counsel and consultants amounting to an aggregate of 7.8% of any and all benefits to Canada Southern after expenses from the litigation in Canada relating to the Kotaneelee field. We have reserved a 2.2% interest in such net recoveries for possible future grants to persons who may include our officers and directors. The following interests were granted directly or indirectly to our directors:

         Party                                           Interest Granted (%)
         -----                                           --------------------

         Murtha Cullina LLP                                    1.00
         Arthur B. O'Donnell                                    .33 1/3
         Benjamin W. Heath                                      .25

Royalty Interests

         The following director has royalty interests in certain of our oil and gas properties (present or past) which were received directly or indirectly from us: Benjamin W. Heath, interests ranging from 1.772% to 2%; and a trust (in which Mr. Heath has a 54.4% beneficial interest), interests ranging from 7.603% to 7.8%. In each case, the applicable percentage depends on the property on which the royalty is paid.

         During 1999, we and third-party operators and/or owners of properties made payments to Mr. Heath in the amount of U.S. $15,435. During the six month period ended June 30, 2000, Mr. Heath was paid $8,435.

                    DESCRIPTION OF OUR LIMITED VOTING SHARES

         The following is a brief description of our limited voting shares (par value $1.00 per share). All rights of our shareholders are determined by the laws of Nova Scotia, Canada. Nova Scotia law does not, nor do our Articles of Continuance or By-Laws, impose any limitations on the rights of persons nonresident of Nova Scotia to vote and hold shares of our limited voting shares by virtue of such nonresident status.

Voting Rights

         Each shareholder is entitled to one vote for each share of limited voting shares registered in his name on the books of Canada Southern, subject, however, to a provision in our Articles of Continuance to the effect that no person shall vote more than 1,000 shares beneficially owned by him or her.

Liquidation and Dividend Rights

         Subject to the rights of creditors, all rights to the assets of Canada Southern available for distribution upon liquidation or upon the payment of any dividend are vested in the holders of the limited voting shares and each share is entitled to participate equally with every other share. We are legally restricted from paying any dividend or making any other payment to shareholders (except by way of return of capital) on the limited voting shares until our accumulated deficit ($27,332,000 at June 30, 2000) is eliminated.

         Current  Canadian  law does not  restrict  the payment of  dividends to persons not resident of Canada. Under current Canadian tax law and the Canada-United States Income Tax Convention, any dividends paid to U.S. resudent shareholders under the convention are generally subject to a 15% Canadian withholding tax.

Pre-emptive Rights, Conversion Rights, Redemption Provisions. Assessments

         The holders of the limited voting shares have no preemptive rights. There are no conversion rights attached to our limited voting shares and there are no provisions for sinking funds or redemption of shares. The holders of outstanding shares of the limited voting shares are not liable to any further calls or assessments by us.

                                  LEGAL MATTERS

         Legal matters relating to United States law in connection with this offering have been passed upon by Murtha Cullina LLP, Hartford, Connecticut. All matters relating to Nova Scotia Companies law in connection with the offering have been passed upon by the firm of Patterson Palmer Hunt Murphy, Nova Scotia. Blake Cassels & Graydon LLP, Toronto, Canada has passed upon the availability of prospectus exemptions in Canada for this offering, Canadian federal income tax consequences and the statement under "Risk Factors - Risks Related to the Offering" attributed to them.

                                     EXPERTS

         The consolidated financial statements of Canada Southern Petroleum Ltd. at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors as set forth in their report included herein. See page F-2. These consolidated financial statements are included in reliance upon such report given on their authority as experts in auditing and accounting.

         Paddock Lindstrom & Associates Ltd. has served from time to time as our independent engineering consultants. We have relied on reports by these consultants in the preparation of portions of this prospectus.

         See "Risk Factors" at page 7 regarding the enforceability of civil liabilities against foreign directors and officers of Canada Southern and experts.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company and file annual, quarterly and special reports and other information with the SEC. You may read and copy any documents we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. Our reports, proxy and information statements and other information are also available to the public at the SEC's web site. The Internet address of that site is http://www.sec.gov. You may also obtain copies of our reports, proxy and information statements and other information from our web page at http:/www.cansopet.com.

         Our limited voting shares are listed on the Boston Stock Exchange, the Pacific Exchange, The Toronto Stock Exchange and in the NASDAQ SmallCap Market. Copies of our reports, proxy statements and other information can also be examined at each of these exchanges and at the offices of the National Association of Securities Dealers, Inc.

         This prospectus is only part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's public reference room or through its web site.

                              INDEX TO CONSOLIDATED
                              FINANCIAL STATEMENTS

                                                                                                   Page
                                                                                                 Reference

Report of Independent Auditors                                                                     F-2

Consolidated balance sheets at June 30, 2000 (unaudited), December 31, 1999
and 1998.                                                                                          F-3

Consolidated statements of operations and deficit for the
six months ended June 30, 2000 and 1999 (unaudited) and for each
of the three years in the period ended December 31, 1999.                                          F-4

Consolidated statements of cash flows for the six months ended
June 30, 2000 and 1999 (unaudited) and for each of the three years in
the period ended December 31, 1999.                                                                F-5

Consolidated statement of Limited Voting Shares and Contributed Surplus for each of the three years in the period ended
December 31, 1999 and the six months ended June 30, 2000 (unaudited)                               F-6

Notes to consolidated financial statements.                                                        F-7

Supplementary information on oil and gas activities                                               F-21

                                AUDITORS' REPORT


To the Shareholders of
Canada Southern Petroleum Ltd.


         We have audited the consolidated balance sheets of Canada Southern Petroleum Ltd. as at December 31, 1999 and 1998, and the consolidated statements of operations and deficit, cash flows and limited voting shares and contributed surplus for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of Canada Southern's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Canada Southern Petroleum Ltd. as at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1999, in accordance with accounting principles generally accepted in Canada.




         /s Ernst & Young LLP

Chartered Accountants
Calgary, Canada
March 10, 2000     (except for note 8, which is as of April 10, 2000)

                         CANADA SOUTHERN PETROLEUM LTD.
                  (Incorporated under the laws of Nova Scotia)

                           CONSOLIDATED BALANCE SHEETS
                         (Expressed in Canadian dollars)

                                                                      June 30,               As at December 31,
                                                                       2000              1999               1998
                                                                    ----------           -------------------------
           Assets                                                  (Unaudited)                           (Restated)
 Current assets
   Cash and cash equivalents (Note 2)                              $ 2,185,918        $ 3,045,530         $6,208,634
   Marketable securities (Note 3)                                      291,342            568,374            751,511
   Accounts receivable (Notes 4 and 7)                                 346,398            360,752            266,116
   Other assets                                                        289,155            307,519            319,697
                                                                       -------            -------            -------
 Total current assets                                                3,112,813          4,282,175          7,545,958
                                                                     ---------          ---------          ---------

 Oil and gas properties and equipment
 (full cost method) (Note 4)                                         9,363,434         10,207,294         10,000,010

 Future tax asset (Note 6)                                           1,826,000          1,583,475          1,308,505
                                                                     ---------          ---------          ---------
 Total assets                                                      $14,302,247        $16,072,944        $18,854,473
                                                                   ===========        ===========        ===========

           Liabilities and Shareholders' Equity

 Current liabilities
   Accounts payable                                                  $ 520,464          $ 634,600          $ 375,554
   Accrued liabilities (Note 10)                                       180,600             18,256            294,491
                                                                       -------             ------            -------
 Total current liabilities                                             701,064            652,856            670,045
                                                                       -------            -------            -------

 Future site restoration costs                                         145,934            174,696            236,045

 Contingencies (Note 8)                                                      -                  -                  -

 Shareholders' Equity
   Limited Voting Shares, par value
     $1 per share (Note 5)
   Authorized -100,000,000 shares
   Outstanding -14,284,970 (2000) and (1999)
   14,234,740 (1998) shares                                         14,284,970         14,284,970         14,234,740
   Contributed surplus                                              26,502,342         26,502,342         26,254,139
                                                                    ----------         ----------         ----------
 Total capital                                                      40,787,312         40,787,312         40,488,879
 Deficit                                                          (27,332,063)       (25,541,920)       (22,540,496)
                                                                  ------------       ------------       ------------
 Total shareholders' equity                                         13,455,249         15,245,392         17,948,383
                                                                    ----------         ----------         ----------
 Total liabilities and shareholders' equity                        $14,302,247        $16,072,944        $18,854,473
                                                                   ===========        ===========        ===========

                             See accompanying notes.

                         CANADA SOUTHERN PETROLEUM LTD.

                CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                         (Expressed in Canadian dollars)


                                                       Six months ended
                                                           June 30,                          Year ended December 31,
                                                  -----------------------------       ------------------------------------------
                                                       2000             1999             1999            1998             1997
                                                   (Unaudited)      (Unaudited)                       (Restated)       (Restated)
Revenues:
  Oil sales (Notes 4 and 10)                         $   8,154        $  63,675       $ 151,137       $  897,878      $1,120,789
  Gas sales (Notes 4 and 10)                            44,215           28,358          38,324          705,277         523,433
  Proceeds from carried interests                      549,554          127,695         587,073          206,503         475,697
  Interest and other income                             81,539          145,098         253,365          221,523         395,059
  Gain on sale of assets                                     -                -               -        1,378,180               -
                                               ---------------  ---------------  --------------        ---------  --------------
    Total revenues                                     683,462          364,826       1,029,899        3,409,361       2,514,978
                                               ---------------  ---------------  --------------        ---------  --------------

Costs and expenses:
  General and administrative                           843,627          725,095       1,209,325        1,300,595       1,104,535
  Legal (Note 8)                                     1,109,488        1,119,213       2,108,521        2,357,707       1,897,506
  Lease operating costs                                 21,331           68,116         147,332          975,899         799,372
  Depletion, depreciation and amortization             119,000          188,200         707,200          869,600         623,600
  Foreign exchange (gains) losses                     (39,973)           92,245          77,475        (178,850)       (231,457)
  Provision for future site restoration costs                -                -             600           29,500          21,500
  Rent (Note 11)                                        28,075           28,751          55,840           76,812          57,586
  Abandonments and write downs                         634,582                -               -          684,635               -
                                               ---------------  ---------------  --------------        ---------  --------------
    Total costs and expenses                         2,716,130        2,221,620       4,306,293        6,115,898       4,272,642
                                               ---------------  ---------------  --------------        ---------  --------------

  Loss before income taxes                         (2,032,668)      (1,856,794)     (3,276,394)      (2,706,537)     (1,757,664)
  Income tax recovery (Note 6)                        242,525           73,196         274,970           378,367        170,158
                                               --------------   ---------------  -------------      ------------  --------------
Net loss                                           (1,790,143)      (1,783,598)     (3,001,424)      (2,328,170)     (1,587,506)
  Deficit - beginning of period                   (25,541,920)     (22,540,496)    (22,540,496)     (20,212,326)    (18,624,820)
                                                  ------------  -- ------------  --------------  -- ------------  --------------
  Deficit - end of period                        $(27,332,063)    $(24,324,094)   $(25,541,920)    $(22,540,496)   $(20,212,326)
                                                 =============    =============   =============    =============   =============

Net loss per share (Basic & Fully Diluted)              $(.13)           $(.13)          $(.21)           $(.16)          $(.11)
                                                        ======           ======          ======           ======          ======

Average number of shares
Outstanding (Basic & Fully Diluted)                 14,284,970       14,236,740      14,252,574       14,234,740      14,084,294
                                                    ==========       ==========      ==========       ==========      ==========

                             See accompanying notes.

                         CANADA SOUTHERN PETROLEUM LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Expressed in Canadian dollars)

                                                               Six months ended
                                                                  June 30,                          Year ended December 31,
                                                       ---------------------------   -----------------------------------------------
                                                          2000             1999             1999           1998            1997
                                                       (Unaudited)      (Unaudited)                      (Restated)     (Restated)
Cash flows from operating activities:
   Net loss                                          $ (1,790,143)   $ (1,783,598)    $(3,001,424)     $(2,328,170)    $(1,587,506)
    Adjustments to reconcile net loss
     to net cash provided by
     (used in) operating activities:
    Depreciation, depletion and amortization              119,000         188,200         707,200          869,600         623,600
    Future site restoration costs (net)                   (28,762)              -         (61,349)          25,071         (39,300)
    Gain on sale of assets                                      -               -               -       (1,378,180)              -
    Abandonments and write downs                          634,582         (73,196)              -          684,635               -
    Future tax recovery                                  (242,525)              -        (274,970)        (378,367)       (170,158)
  Change in assets and liabilities:
    Accounts receivable                                    14,354         (26,715)        (94,636)         959,970        (590,863)
    Other assets                                           18,364          70,736          12,178          (77,419)        (14,910)
    Accounts payable                                     (114,136)         46,862         259,045         (744,967)        680,684
    Accrued liabilities                                   162,344         (45,532)       (276,235)          16,776          95,611
                                                       -----------      -----------   ------------     --------------  ------------
Net cash used in operations                            (1,226,922)      (1,623,243)    (2,730,191)        (2,351,051)   (1,002,842)
                                                       -----------      -----------   ------------     --------------  ------------

Cash flows from investing activities:
  Additions to oil and gas properties and
  equipment                                              (245,722)        (484,186)        (914,483)      (1,942,474)   (3,258,426)
  Sale of marketable securities                           277,032          751,511          183,137        2,621,823     2,079,452
  Proceeds from the sale of properties                    336,000                -                -        5,751,180             -
                                                       -----------      -----------   --------------   --------------  ------------
Net cash provided by (used in) investing activities       367,310          267,325         (731,346)       6,430,529    (1,178,974)
                                                       -----------      -----------   --------------   --------------  ------------

Cash flows from financing activities:
  Exercise of stock options                                     -           35,000          298,433                -     1,601,375
                                                       -----------      ----------    --------------   --------------    ----------
Net cash from financing activities                              -           35,000          298,433                -     1,601,375
                                                       -----------      -----------   --------------   --------------    ----------

Increase (decrease) in cash
  and cash equivalents                                   (859,612)      (1,320,918)      (3,163,104)       4,079,478      (580,441)
Cash and cash equivalents at the
  beginning of period                                   3,045,530        6,208,634        6,208,634        2,129,156     2,709,597
                                                       -----------      -----------   --------------   -------------     ----------
Cash and cash equivalents at the
  end of period (Note 2)                                $2,185,918      $4,887,716       $3,045,530       $6,208,634    $2,129,156
                                                        ==========      ==========       ==========       ==========    ==========

                             See accompanying notes.

                         CANADA SOUTHERN PETROLEUM LTD.

                CONSOLIDATED STATEMENTS OF LIMITED VOTING SHARES
                             AND CONTRIBUTED SURPLUS
                         (Expressed in Canadian dollars)



                                                                        Limited
                                                      Number          Voting Shares        Contributed
                                                    of shares         $1 par value          surplus             Total
                                                    ---------         ------------          -------             -----

Balance as at December 31, 1996                     13,956,540         $13,956,540        $24,930,964        $38,887,504

Exercise of stock options                              278,200             278,200          1,323,175          1,601,375
                                                    ----------         -----------        -----------        -----------

Balance as at December 31, 1997 and 1998            14,234,740          14,234,740         26,254,139         40,488,879

Exercise of stock options and other sales               50,230              50,230            248,203            298,433
                                                    ----------         -----------         ----------         ----------

Balance as at December 31, 1999 and
June 30, 2000 (unaudited)                           14,284,970         $14,284,970        $26,502,342        $40,787,312
                                                    ==========         ===========        ===========        ===========

                             See accompanying notes.

                         CANADA SOUTHERN PETROLEUM LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Expressed in Canadian dollars)
                        December 31, 1999, 1998 and 1997
               (Information at June 30, 2000 and 1999 and for the
                       six months then ended is unaudited)


1.       Summary of significant accounting policies

Accounting principles

         The Company prepares its accounts in accordance with accounting principles generally accepted in Canada which conform in all material respects with United States generally accepted accounting principles ("U.S. GAAP").

Consolidation

         The consolidated financial statements include the accounts of Canada Southern Petroleum Ltd. and its wholly-owned subsidiaries, Canpet Inc. and C.S. Petroleum Limited.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and
accompanying  notes.   Specifically   estimates  were  utilized  in  calculating
depletion, depreciation and amortization, site restoration costs, and abandonments and write downs. Actual results could differ from those estimates.

Cash and cash equivalents

         For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

Oil and gas properties and equipment

         The Company, which is engaged primarily in one industry, the exploration for and the development of oil and gas properties, principally in Canada, follows the full cost method of accounting for oil and gas properties, whereby all costs associated with the exploration for and the development of oil and gas reserves are capitalized. Such costs include land acquisition, drilling, geological, geophysical and overhead expenses. The Company's cost centers are Canada and the United States.

         The Company periodically reviews the costs associated with undeveloped properties and mineral rights to determine whether they are likely to be recovered. When such costs are not likely to be recovered, such costs are transferred to the depletable pool of oil and gas costs.

1.       Summary of significant accounting policies (Cont'd)

         The net carrying cost of the Company's oil and gas properties in producing cost centers is limited to an estimated recoverable amount. This amount is the aggregate of future net revenues from proved reserves and the costs of undeveloped properties, net of impairment allowances, less future general and administrative costs, financing costs and income taxes. Future net revenues are calculated using year end prices that are not escalated or discounted. For Canadian GAAP future net revenues are undiscounted, whereas, for U.S. GAAP future net revenues are discounted at 10%.

         The costs of the Company's 30% carried interest in the Kotaneelee gas field are included in oil and gas properties and in the cost center for the purpose of computing depletion. In addition, the Company's share of estimated net reserves after pay out are also included in the proved oil and gas reserves base for the purpose of computing depletion. During November 1999, the field achieved pay out status.

         Gains or losses are not recognized upon disposition of oil and gas properties unless crediting the proceeds against accumulated costs would result in a change in the rate of depletion of 20% or more.

         Depletion is provided on costs accumulated in producing cost centers including production equipment using the unit of production method. For purposes of the depletion calculation, gross proved oil and gas reserves as determined by outside consultants are converted to a common unit of measure on the basis of their approximate relative energy content.

         Depreciation has been computed for equipment, other than production equipment, on the straight-line method based on estimated useful lives of four to ten years.

         Substantially all of the Company's exploration and development activities related to oil and gas are conducted jointly with others and accordingly the consolidated financial statements reflect only the Company's proportionate interest in such activities.

Revenue recognition

         The Company recognizes revenue on its working interest properties from the production of oil and gas in the period the oil and gas are sold.

1.       Summary of significant accounting policies (Cont'd)

         Revenue under carried interest agreements is recorded in the period when the proceeds become receivable and collection is reasonably assured. The Company is entitled to participate in oil and gas net revenues after the repayment of exploration, drilling and completion expenses to the party or parties bearing these costs. Each carried interest account is subject to an independent audit. In the past, these audits have resulted in both positive and negative adjustments which are attributable to prior year periods. For these reasons, the proceeds under carried interest agreements may fluctuate each year depending on both capital expenditures and any audit adjustments.

         The Company follows the industry practice of reporting its revenues from carried interest agreements, whereby one month of revenues is charged in advance for the next two months' operating and capital expenditures. In addition, the production revenues from the last two months of each quarter are reported during the following quarter because the data are not usually available.

Earnings per share

         Earnings per common share ("EPS") is based upon the weighted average number of common and common equivalent shares outstanding during the period. The Company's basic and diluted calculations of EPS are the same for both U.S. and Canadian GAAP.

Future site restoration costs

         Total future site restoration costs are estimated to be $ 146,000 at June 30, ($228,000 at December 31, 1999) and are being provided on a unit of production basis. The provision is based on current costs of complying with existing legislation and industry practice for site restoration and abandonment. At June 30, 2000, all of such costs had been accrued. At December 31, 1999, approximately $53,000 of such costs had not been accrued. The estimated costs of abandoning the two producing wells in the Kotaneelee field are not included in future site restoration costs. These costs would be paid by the working interest partners and charged to the carried interest account.

Future income taxes

         In 1999, under new recommendations of the Canadian Institute of Chartered Accountants, the Company retroactively adopted the liability method of accounting for income taxes. Under this method, the Company records income taxes to give effect to temporary differences between the carrying amount and the tax basis of the Company's assets and liabilities. Temporary differences arise when the realization of an asset or the settlement of a liability would give rise to either an increase or decrease in the Company's income taxes payable for the year or later period. Future income taxes are recorded at the enacted income tax rates that are expected to apply when the future tax liability is settled or the future tax asset is realized. Income tax expense is the tax payable for the period and the change during the period in future income tax and liabilities.

1.         Summary of significant accounting policies (Cont'd)

           Adoption of the liability method of accounting for income taxes resulted in changes to previously reported net income, net income per share and the balance sheet accounts, as follows:

                                                                                        1998                1997
                                                                                        ----                ----
Net loss previously reported                                                     $(2,706,537)        $(1,757,664)
Adjustment for the effect of the change in accounting method                          378,367             170,158
                                                                                 ------------        ------------
           Net loss as restated                                                  $(2,328,170)        $(1,587,506)
                                                                                 ============        ============

Net loss per share previously reported                                                 $(.19)             $(.12)
Adjustment for the effect of the change in accounting method                             .03                .01
                                                                                       ------              ------
           Net loss per share as restated                                              $(.16)             $(.11)
                                                                                       ======              ======

Future tax asset previously reported                                                  $     -              $    -
Adjustment for the effect of the change in accounting method                        1,308,505             930,138
                                                                                    ---------             -------
           Future tax asset as restated                                            $1,308,505           $ 930,138
                                                                                   ==========           =========

Deficit previously reported                                                     $(23,849,001)       $(21,142,464)
Adjustment for the effect of the change in accounting method                        1,308,505             930,138
                                                                                -------------       -------------
           Deficit as restated                                                  $(22,540,496)       $(20,212,326)
                                                                                =============       =============


         If the tax allocation method of accounting for income taxes had been retained, the Company would have reported a net loss of $(3,276,394) or $(.23) per share for 1999.

Foreign currency translation

         Transactions for settlement in U.S. dollars have been translated at average monthly exchange rates. Monetary assets and liabilities in U.S. dollars have been translated at the year end exchange rates. Exchange gains or losses resulting from these adjustments are included in costs and expenses.

Financial instruments

         The carrying value for cash and cash equivalents, accounts receivable and accounts payable approximates fair value based on anticipated cash flows and current market conditions.

 Comprehensive income

         The Company has no items of other comprehensive income for U.S. GAAP. Comprehensive loss for all periods presented is equal to the net loss.

2.       Cash and cash equivalents

         The Company considers all highly liquid short term investments with maturities of three months or less at date of acquisition to be cash equivalents. Cash equivalents are carried at cost which approximates market value.

                                                                    Six months                    Year ended
                                                                  ended June 30,                  December 31,
                                                                  --------------           ---------------------------
                                                                       2000                    1999            1998
                                                                  --------------           ---------------------------
Cash                                                                 $ 255,778               $ 398,884       $ 269,918
Canadian and U.S. bankers acceptances and mortgage notes
(Yield:2000-5.5%, 1999-5.0%, 1998-4.9%)                              1,346,610               2,076,663       4,880,833
U.S. marketable securities (Yield: 2000-6%, 1999-5.4%,
1998-4.8%)                                                             583,530                 569,983       1,057,883
                                                                    ----------              ----------      ----------
                                                                    $2,185,918              $3,045,530      $6,208,634
                                                                    ==========              ==========      ==========

3.       Marketable Securities

         At June 30, 2000, December 31, 1999 and 1998, the Company held the following marketable securities which were expected to be held until maturity:

                   Security                    Par value           Maturity Date Amortized Cost      Fair value
                   --------                    ---------           ------------- --------------      ----------
2000
U.S. Federal Home Loan                          $295,900            Aug. 3, 2000      $291,342         $294,113
Bank Disc. Note                                 --------                              ========         ========

1999
U.S. Federal Home Loan
Bank Disc. Note                                 $577,700           Jan. 18, 2000      $568,374         $576,300
                                                ========                              ========         ========

1998
U.S. Federal National
  Mortgage Assoc.                               $765,100            Apr. 7, 1999      $751,511         $751,700
                                                ========                              ========         ========


4.       Oil and gas properties and equipment

                                                                              Less Accumulated
                                                                                Depreciation
                                                                               Depletion and,        Net Book
                                                                Cost             Writedowns            Value
Balance June 30, 2000                                     -----------------   -----------------      -------------
Oil and gas properties - developed                              $18,864,542          $9,538,063         $9,326,479
Oil and gas properties (U.S.) - undeveloped                       1,319,220           1,319,219                  1
Seismic data                                                        112,000             112,000                  -
                                                                -----------          ----------         ----------
Total oil and gas properties                                     20,295,762          10,969,282          9,326,480
Equipment                                                            91,838              54,884             36,954
                                                                -----------          ----------         ----------
Total oil and gas properties and equipment                      $20,387,600         $11,024,166         $9,363,434
                                                                ===========         ===========         ==========

Balance December 31, 1999
Oil and gas properties - developed                              $19,009,974          $9,422,066         $9,587,908
Oil and gas properties (U.S.) - undeveloped                       1,266,334             684,635            581,699
Seismic data                                                        112,000             112,000                  -
                                                                -----------         -----------         ----------
Total oil and gas properties                                     20,388,308          10,218,701         10,169,607
Equipment                                                            89,567              51,880             37,687
                                                                -----------         -----------        -----------
Total oil and gas properties and equipment                      $20,477,875         $10,270,581        $10,207,294
                                                                ===========         ===========        ===========

Balance December 31, 1998
Oil and gas properties-developed                                $18,524,670          $8,720,066         $9,804,605
Oil and gas properties (U.S.) - undeveloped                         851,651             684,635            167,016
Seismic data                                                        112,000             112,000                  -
                                                                -----------          ----------         ----------
Total oil and gas properties                                     19,488,321           9,516,701          9,971,621
Equipment                                                            75,073              46,684             28,389
                                                                -----------          ----------         ----------
Total oil and gas properties and equipment                      $19,563,394          $9,563,385        $10,000,010
                                                                ===========          ==========        ===========

        Substantially all gas sales were made to CanWest Gas Supply Inc. and oil sales were made to Probe Exploration, Inc. ("Probe"). The gain on sale of assets and the amount of abandonments and write downs are same under both Canadian and U.S. GAAP. During 1999, a total of $73,000 ($95,000 in 1998 and $91,000 in 1997) of general and administrative expenses were capitalized.

         Included in the amount of accounts receivable at June 30, 2000 is $233,000 and $269,000 at December 31, 1999 due from various industry partners which include Berkley Petroleum Ltd., PetroCanada, Oil For America - Exploration and Farries Engineering.

         During 1999, the Company's primary Alberta asset and revenue producing property was its heavy crude oil production and related facilities at Kitscoty. The Company sold its 10 % working interest to the operator for $336,000 effective October 1, 1999. The transaction was completed during February 2000 and the proceeds of sale were credited to oil and gas properties in the first quarter of fiscal 2000.

5.       Limited Voting Shares and stock options

         The Memorandum of Association (Articles of Continuance) of the Company provides that no person (as defined) shall vote more than 1,000 shares.

         Under the terms of the Company's 1992 and 1998 stock option plans, the Company is authorized to grant certain employees, directors and consultants options to purchase Limited Voting Shares at prices based on the market price of the shares as determined on the date of the grant. The options are normally exercisable immediately and issued for a period of five years from the date of grant.

         During 1998, the Company adopted a stock option plan that permits the granting of both stock options and stock appreciation rights. A total of 700,000 Limited Voting Shares are reserved for issuance under the plan.

         Following  is  a  summary  of  option   transactions   which   reflects
adjustments of the stock option prices and the number of shares subject to stock options as discussed above:

Options Outstanding                     Expiration Dates            Number of Shares            Option Prices ($)
-------------------                     ----------------            ----------------            -----------------
December 31, 1996                    Oct. 1999 - Jun. 2001               445,700
  Exercised                                                             (278,200)                   3.70 - 8.75
  Granted                                                                 35,000                      13.50
                                                                          ------
December 31, 1997                    Aug. 1999 - Oct. 2002               202,500                  6.37 - 13.50
  Granted                                                                  7,500                     10.25
                                                                           -----
December 31, 1998                    Aug. 1999 - Apr. 2003               210,000            ($7.94 weighted average)
  Granted                                                                362,500                      7.02
  Exercised                                                              (49,000)                    6.37-7.00
                                                                        --------
December 31, 1999                    Nov. 2000 - Jan. 2004               523,500            ($6.92 weighted average)
  Granted                                                                 75,000                      8.36
                                                                          ------
June 30, 2000                                                            598,500            ($7.10 weighted average)
                                                                         =======

Summary of Options Outstanding at June 30, 2000
Granted 1994                               Nov. 2000                      80,000                      7.00
Granted 1996                               Nov. 2000                      62,500                      6.37
Granted 1999                               Jan. 2004                     381,000                      7.00
Granted 2000                               Jan. 2005                      75,000                      8.36
                                                                          ------
Total - June 30, 2000                                                    598,500
                                                                         =======

Options reserved for future grants                                       432,134
----------------------------------                                       =======

         For U.S. GAAP, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations in accounting for its stock options. This method, which is consistent with the Company's accounting under Canadian GAAP, has been chosen because the alternative fair value accounting provided under FASB Statement No. 123, "Accounting for Stock Based Compensation," requires use of option valuation models that were not developed for use in valuing stock options. Under APB No.

Limited Voting Shares and stock options (Cont'd)

25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. Option valuation models require that input of highly subjective assumptions including the expected stock price volatility. All of the valuations assumed no expected dividend. The assumptions used in the 1997 valuation model were: risk free interest rate - 5.7%, expected life - 5 years and expected volatility - .459. The assumptions used in the 1998 valuation model were: risk free interest rate - 4.45%, expected life - 5 years and expected volatility - .328. The assumptions used in the 1999 valuation model were: risk free interest rate - 4.65%, expected life - 5 years and expected volatility - .503.

         Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

         For the purpose of pro forma disclosures, the estimated fair value of the stock options is expensed in the year of grant since the options are immediately exercisable. The Company's pro forma information is as follows:

         Amount Per Share
         ----------------
Net loss as reported       December 31, 1997                  $(1,587,506)          $(.11)
Stock option expense                                              225,400            (.02)
                                                              ------------          ------
Pro forma net loss         December 31, 1997                  $(1,812,906)          $(.13)
                                                              ============          ======

Net loss as reported       December 31, 1998                  $(2,328,170)          $(.16)
Stock option expense                                               29,600               -
                                                              ------------           -----
Pro forma net loss         December 31, 1998                  $(2,357,770)          $(.16)
                                                              ============          ======

Net loss as reported       December 31, 1999                  $(3,001,424)          $(.21)
Stock option expense                                            1,247,000            (.09)
                                                              ------------           -----
Pro forma net loss         December 31, 1999                  $(4,248,424)          $(.30)
                                                              ============          ======

6.       Income taxes

         Income taxes vary from the amounts that would be computed by applying the Canadian federal and provincial income tax rates as follows:

                                                      June 30
                                               2000             1999            1999             1998            1997
                                              ------           ------          ------           ------          -----
                                              44.84%           44.84%          44.84%           44.84%          44.84%
                                              ======           ======          ======           ======          ======
Recovery for income taxes based
on combined basic Canadian federal            $(911,448)       $(832,586)    $(1,469,135)     $(1,213,611)      $(788,137)
and provincial income tax
Nondeductible crown charges                         821            5,908          11,249          104,663         154,463
Resource allowance                              159,376          189,828         383,663          403,270         232,922
Other                                          (205,038)          12,617         (47,601)          24,919          21,106
Nontaxable portion of capital gain                    -                -               -          (20,049)        (20,743)
Unrealized tax loss                             713,764          551,037         846,854          322,441         170,158
                                                -------          -------      -----------      -----------     ----------
Actual income tax recovery                    $(242,525)        $(73,196)     $ (274,970)      $ (378,367)     $ (230,231)
                                              ==========        =========     ===========      ===========     ===========

         At June 30, 2000 and December 31, 1999, the Company had net operating losses for income tax purposes of approximately $5,981,000 and $5,027,000, respectively which are available to be carried forward to future periods. These losses expire in the following years: 2000 - $294,000, 2001 - $545,000, 2002 -
$569,000,  2003 -  $1,077,000,  2004 -  $545,000,  2005 -  $1,407,000  ,  2006 -
$590,000 and 2007 - $954,000.

         At June 30, 2000 and December 31, 2000, the Company has the following oil and gas tax deductions available to reduce future taxable income, subject to a final determination by taxation authorities.

                                                                           June 30, 2000           December 31, 1999
       Canada
       Drilling, exploration and lease acquisition costs                     $10,852,000                $ 10,570,000
       Drilling and exploration costs-successored                              1,926,000                   1,926,000
       Earned depletion                                                        1,975,000                   1,975,000
       Earned depletion-successored                                              208,000                     208,000
       Undepreciated capital costs                                             2,262,000                   2,336,000
       Cumulative eligible capital losses                                        407,000                     407,000
       Share issue costs                                                          38,000                      99,000

       United States
       Exploration and lease acquisition costs                                $1,234,000                  $1,234,000


         As a result of these deductions, the Company has a future tax asset which primarily represents the excess of available resource deductions for income tax purposes over the recorded value of oil and gas properties together with operating and capital income tax loss carryforwards. These amounts are expected to be recovered from the production of current oil and gas reserves. As certain of the resource deductions are restricted and the operating loss carryforwards are

6.       Income taxes (Cont'd)

subject to expiration, there is considerable risk that certain of these deductions will not be utilized. Accordingly, the Company has established a valuation allowance to recognize this uncertainty.

                                 June 30,
                                   2000                 1999                  1998                  1997
                                ----------           -----------          -----------           -----------
Future tax asset                $6,304,941           $6,749,358            $5,728,699           $ 4,642,765
Valuation reserve               (4,478,941)          (5,165,883)          (4,420,194)           (3,712,627)
                                ----------           -----------          -----------           -----------
Net future tax asset            $1,826,000           $1,583,475            $1,308,505            $ 930,138
                                ==========           ==========            ==========            =========

Future tax recovery              $242,525             $ 274,970            $ 378,367             $ 170,158
                                 ========             =========            =========             =========

7.       Line of credit

         The Company has an operating line of credit with a Canadian chartered bank which provides for a loan of $500,000. The interest rate on borrowing is at 3/4% above the bank's prime lending rate. The line of credit is subject to annual review and is secured by a general assignment of accounts receivable and an undertaking to provide security in the form of assignment of future working interest proceeds. No drawings were made under this line during 1999 or 1998.

8.         Litigation

         The Company, which has a 30% interest in the Kotaneelee gas field, believes that the working interest owners in the field have not adequately pursued the attainment of contracts for the sale of Kotaneelee gas. In October 1989 and in March 1990, the Company filed statements of claim in the Court of Queen's Bench of Alberta, Judicial District of Calgary, Canada, against the working interest partners in the Kotaneelee gas field. The named defendants were Amoco Canada Petroleum Corporation, Ltd., Dome Petroleum
Limited (now Amoco Canada Resources Ltd.), and Amoco Production Company (collectively the "Amoco Dome Group"), Columbia Gas Development of Canada Ltd. ("Columbia"), Mobil Oil Canada Ltd. ("Mobil") and Esso Resource of Canada Ltd. ("Esso") (collectively the "Defendants"). In 1991, Anderson Exploration Ltd. acquired all of the shares in Columbia and changed its name to Anderson Oil & Gas Inc. ("Anderson"). Anderson is now the sole operator (the "Operator") of the field and is a direct defendant in the Canadian lawsuit. Columbia's previous parent, The Columbia Gas System, Inc., which was reorganized in a bankruptcy proceeding in the United States, is contractually liable to Anderson in the legal proceedings currently at trial.

         The Company claims that the Defendants breached a contract obligation and/or a fiduciary duty owed to the Company to market gas from the Kotaneelee gas field when it was possible to so do. The Company asserts that marketing the Kotaneelee gas was possible in 1984 and that the Defendants deliberately failed to do so. The Company seeks money damages and

8.       Litigation (Cont'd)

the forfeiture of the Kotaneelee gas field. The Company presented evidence at trial that the money damages sustained by the Company were approximately $100 million.

         In addition, the Company has claimed that the Company's carried interest account should be reduced because of improper charges to the carried interest account by the Defendants. The Company claims that when the Defendants in 1980 suspended production from the field's gas wells, they failed to take precautionary measures necessary to protect and maintain the wells in good operating condition. The wells thereafter deteriorated, which caused unnecessary expenditures to be incurred, including expenditures to redrill one well. In addition, the Company claims that expenditures made to repair and rebuild the field's dehydration plant should not have been necessary had the facilities been properly constructed and maintained by the Defendants. The expenditures, the Company claims, were inappropriately charged to the field's carried interest account. The effect of an increased carried interest account is to extend the period before pay out begins to the carried interest account owners.

         The Company claims that production from the field should have commenced in 1984. At that time the field's carried interest account was approximately $63 million. The Company claims that by 1993 at least $34 million of unnecessary expenses had been wrongfully charged to the carried interest account. The Company's 30% share of these expenses would be approximately $10.2 million. The Company further claims that if production had commenced in 1984, the carried interest account would have been paid out in approximately two years and the Company would have begun to receive revenues from the field in 1986. The operator reported that as of November 30, 1999 development costs totaling $96.7 million had been incurred and repaid.

         The amount of recoverable costs is one of the issues being contested in the Kotaneelee litigation. The Company claims, and the Defendants deny, that the Defendants have made improper charges to the carried interest account and one defendant (Amoco Canada) maintains that the carried interest account should be charged additional amounts for gas processing fees. Amoco Canada claims that the remaining costs to be recovered at December 31, 1999 were either $58,711,000 or $19,325,000 depending on inclusion of interest. It is not possible to determine whether Amoco Canada will be successful in its claim that gas processing fees should be charged to the carried interest account.

         Although, according to the Operator's reports, the Kotaneelee gas field reached pay out status on November 10, 1999, the Operator has notified the Company that it will not make any payments to the carried interest owners, including the Company, until the issue of the amount of recoverable costs under the carried interest account has been resolved by the Court of Queen's Bench of Alberta, Canada. The Operator has stated that it will deposit the Company's share of net production proceeds in an interest bearing account with an escrow agent. A motion was filed in December 1999 by the plaintiffs in Canada to direct all of the Defendants to make timely payments

8.       Litigation (Cont'd)

of all current and future amounts due from the Company's share of field revenues. The motion was subsequently amended to include all of the Defendants. On April 10, 2000, the trial court dismissed the Company's motion pending the Court's ultimate determination of the issues surrounding the Kotaneelee field carried-interest account. The Company has filed a notice of appeal of the dismissal with the Alberta Court of Appeal. Net production proceeds are unlikely to be paid to the Company until final resolution by the Courts of the Kotaneelee litigation.

         Since March 2000, the Operator of the Kotaneelee field has been reporting the amount of the Company's share of net revenues being deposited in escrow. The July 2000 report provided information for production during the month of April 2000. Based on the reported data, the Company believes the total amount due the Company is $2,702,470 of which $896,038 has been deposited in escrow.

         Columbia has filed a counterclaim against the Company seeking, if the Company is successful in its claim for the forfeiture of the field, repayment from the Company of all unrecovered sums Columbia has expended on the Kotaneelee lands before the Company is entitled to its interest.

         Based upon newly discovered evidence, the Company filed a new claim during May 1998 that the Defendants failed to develop the field in a timely manner. The Company is unable to estimate the time necessary to conclude this litigation.

Matters Ancillary to Kotaneelee Litigation

         In its 1989 statement of claim, the Company sought a declaratory judgment regarding two issues:

         (1)      whether interest accrued on the carried interest account; and

         (2) whether expenditures for gathering lines and dehydration equipment are expenditures chargeable to the carried interest account or whether the Company will be assessed a processing fee on gas throughput.

         With respect to the first issue, the Company maintains that no interest should accrue on the account and the Defendants have not contested this position. With regard to the second issue, the Company maintains that the expenditures are chargeable to the carried interest account. Mobil, Esso and Columbia have essentially agreed to the Company's position in the original pleadings to the Court while the Amoco Dome Group continues to contest this issue.

         On January 22, 1996, the Company settled two claims outstanding against the Company in the Court of Queen's Bench of Alberta, Canada, which related to a suit brought against

8.       Litigation (Cont'd)

AlliedSignal Inc. ("AlliedSignal") in Florida which was dismissed on the basis that Canada was the appropriate forum for the litigation. AlliedSignal had sought additional relief against the Company in Canada to preclude other types of suits by the Company and to recover the costs of the defense of the initial action. The settlement bars AlliedSignal from making a claim against the Company for any costs in connection with the Kotaneelee Litigation. The Company agreed not to bring any action against AlliedSignal in connection with the Kotaneelee gas field. Neither party made any monetary payment to the other party.

         Under Canadian law, certain costs (known as "taxable costs") of the litigation may be assessed against the non-prevailing party. Effective September 1, 1998, the Alberta Rules of Court were amended to provide for a material increase in the costs which may be awarded to the prevailing party in matters before the Court.

         The trial has been lengthy, complicated and costly to all parties and the Company believes that the prevailing party or parties in the litigation will argue for a substantial assessment of costs against the non-prevailing party or parties. The Court has very broad discretion as to whether to award costs and disbursements and as to the calculation of any amounts to be awarded. Accordingly, the Company is unable to determine whether, in the event that it does not prevail on its claims in the litigation, costs will be assessed against it or in what amounts. However, since the costs incurred by the Defendants have been substantial, and since the Court has broad discretion in the awarding of costs, an award to the Defendants potentially could be material. A cost award against the Company could be of sufficient magnitude to necessitate a sale of Company assets or a debt or equity financing to fund such an award. There are no assurances that any such sale or financing would be consummated.

         There is no assurance whatsoever that the Company will be successful on the merits of its claims, which have been vigorously defended by the Defendants. There is also no assurance that the Company will be awarded any damages, or that, if damages are awarded, the Court will apply the measure of damages the Company claims should be applied.

9.       Related party transactions

         In 1991, the Company granted interests to certain of its officers, employees, directors, counsel and consultants amounting to an aggregate of 7.8% of any and all benefits to the Company after expenses from the litigation in Canada relating to the Kotaneelee gas field. The Company has reserved a 2.2% interest in such net benefits for possible future grants to persons who may include officers and directors of the Company.

         Mr. Heath, a director of the Company, has royalty interests in certain of the Company's oil and gas properties, (present and past) which were received directly or indirectly through the Company. The Company and third-party operators and/or owners of properties made payments pursuant to these royalties for the benefit of Mr. Heath totaling U.S. $15,435, $8,324 and $11,158 in 1999, 1998 and 1997, respectively. During the six month period ended June 30, 2000, Mr. Heath was paid $8,435.

10.      Other financial information

                                                                   June 30,                  December 31,
Accrued liabilities
                                                                     2000               1999              1998
                                                                     ----               ----              ----
Accrued accounting and legal expenses                            $ 142,535          $ 18,256          $ 69,890
Accrued royalties                                                        -                 -           141,575
Other                                                               38,065                 -            83,026
                                                                 ---------          --------          --------
                                                                 $ 180,600          $ 18,256          $294,491
                                                                 =========          ========          ========


                                           Six months ended
                                               June 30,                          Year ended December 31,
                                        ----------------------            -------------------------------------
                                         2000             1999            1999             1998            1997
                                        ------          -------         --------         --------        --------
Royalty payments (1)                    $1,877          $12,992         $ 71,838         $146,161        $366,661
                                        ======          =======         ========         ========        ========

Interest payments (2)                     $212               $53         $ 2,600         $ 1,625          $ 1,775
                                        ======          ========        ========         =======          =======

Large corporation tax payments          $5,772           $9,336         $ 15,108         $ 22,837        $ 27,388
                                        ======           ======         ========         ========        ========
--------------------
(1)      Oil and gas sales are reported net of royalties paid.
(2)      Bank line of credit charges.

11.      Leases

         At June 30, 2000, the future minimum rental payments and estimated operating costs applicable to the Company's noncancelable five year operating (office) lease which was effective June 1, 2000 are as follows:
                                Fiscal Year                               Amount
                                -----------                               ------
                                    2000                                 $23,061
                                    2001                                  39,534
                                    2002                                  40,943
                                    2003                                  41,949
                                    2004                                  41,949
                                    2005                                  17,478
                                                                          ------
                                   Total                                $204,914
                                                                        ========

                         CANADA SOUTHERN PETROLEUM LTD.
                         (Expressed in Canadian dollars)
                                December 31, 1999
                        SUPPLEMENTARY INFORMATION ON OIL
                               AND GAS ACTIVITIES
                                   (unaudited)


         The following information includes estimates which are subject to rapid and unanticipated change. Therefore, these estimates may not accurately reflect future net income to the Company.

         All amounts below except for costs, acreage, wells drilled and present activities relate to Canada. Oil and gas reserve data and the information relating to cash flows were provided by Paddock Lindstrom & Associates Ltd., independent consultants.

Estimated net quantities of proved oil and gas reserves:

                                                                                                  Oil             Gas
                                                                                               (bbls)           (bcf)
                                                                                               ------           -----
Proved reserves:
December 31, 1996                                                                             425,800          29.031
  Revisions of previous estimates                                                             179,333         (3.802)
  Production*                                                                                (71,333)          (.838)
                                                                                             --------          ------
December 31, 1997                                                                             533,800          24.391
  Sale of properties                                                                        (350,800)         (2.632)
  Revisions of previous estimates                                                            (73,419)         (2.088)
  Production*                                                                                (73,381)         (1.263)
                                                                                             --------         -------
December 31, 1998                                                                              36,200          18.408
  Revisions of previous estimates                                                               5,050           6.786
  Production*                                                                                (11,650)         (1.710)
                                                                                             --------         -------
December 31,1999                                                                               29,600          23.484
                                                                                               ======          ======

Proved developed reserves:
December 31, 1996                                                                             358,400          28.265
                                                                                              =======          ======
December 31, 1997                                                                             508,200          24.391
                                                                                              =======          ======
December 31, 1998                                                                              36,200          18.408
                                                                                               ======          ======
December 31, 1999                                                                              29,600          23.484
                                                                                               ======          ======

-----------------
*     Production  data  includes  oil and gas  sales and the  proceeds  from the carried interest properties.

Results of oil and gas operations:

                                                                      1999                  1998                 1997
                                                                                      (Restated)           (Restated)
Income:
  Oil and gas sales                                               $189,461            $1,603,155           $1,644,222
  Proceeds from carried interests                                  587,073               206,503              475,697
  Gain on sale of assets                                                 -             1,378,180                    -
                                                                  --------             ---------            ---------
                                                                   776,534             3,187,838            2,119,919
                                                                  --------             ---------            ---------
Costs and expenses:
  Production costs                                                 147,332               975,899              799,372
  Depletion depreciation, and amortization                         707,200               869,600              623,600
  Provision for future site restoration costs                          600                29,500               21,500
  Abandonments and write downs                                           -               684,635                    -
  Income tax expense (recovery)                                   (35,243)               281,687              302,870
                                                                  --------             ---------            ---------
                                                                   819,889             2,841,321            1,747,342
                                                                   -------             ---------            ---------
Net income (loss) from operations                               $ (43,355)              $346,517             $372,577
                                                                ==========              ========             ========


Capitalized costs of oil and gas activities:

                                                                      1999                  1998                 1997
                                                                  --------              --------            ---------
Acquisition costs                                                 $241,000              $ 11,000            $ 399,000
Exploration                                                        514,000               174,000              546,000
Development                                                        145,000             1,758,000            2,313,000

Standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities during the following period (in thousands of dollars):

                                                                      1999                  1998                 1997

Future cash inflows                                                $70,491               $28,052              $46,435
Future development and production costs                            (24,364)              (14,030)             (22,517)
                                                                   --------              --------             --------
                                                                    46,127                14,022               23,918
Future income tax expense*                                          (6,331)                    -               (1,573)
                                                                    -------              --------              -------
Future net cash flows                                               39,796                14,022               22,345
10% annual discount                                                 (8,758)               (4,781)              (7,836)
                                                                    -------              --------              -------
Standardized measure of discounted
  future net cash flows                                            $31,038                $9,241              $14,509
                                                                   =======                ======              ========

------
* Reflects tax benefit for the years 1999, 1998 and 1997, from carry forward of exploration, development and lease acquisition costs, undepreciated capital costs and book earned depletion of $18,940,000, $16,381,000 and $18,065,000.

         Current prices used in the above estimates were based upon selling prices at the wellhead at December of each year. The actual price ($2.83) of Kotaneelee gas at December 31, 1999, was used in these estimates. Current costs were based upon estimates made by consulting engineers at the end of each year.

Changes in the standardized measure during the following periods (in thousands of dollars):

                                                                    Year ended December 31,
                                                        -----------------------------------------------------
                                                           1999                   1998                  1997
Changes due to:                                         --------------        ------------            -------
Sale of properties                                        $     -               $(4,374)              $     -
Prices and production costs                                17,776                  (402)                 (579)
Future development costs                                     (116)               (1,204)               (2,350)
Sales net of production costs                                (619)                 (906)               (1,562)
Development costs incurred
  during the year                                             145                 1,758                 2,313
Net change due to extensions,
  discoveries and improved recovery                             -                     -                 1,692
Revisions of quantity estimates                             7,256                  (872)               (3,642)
Accretion of discount                                         924                 1,045                 1,723
Net change in income taxes                                 (3,569)                 (313)                  939
                                                           -------              --------              --------
Net change                                                $21,797               $(5,268)              $(1,466)
                                                          ========              ========              ========

--------------------------------------------------------------------------------
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone (including any broker or salesman) to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may be used only where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of _______, 2000. You should not assume that this prospectus is accurate as of any other date.
--------------------------------------------------------------------------------








                         Canada Southern Petroleum Ltd.










                               __________ LIMITED
                                  VOTING SHARES

                              ___________ RIGHTS TO
                                PURCHASE LIMITED
                                  VOTING SHARES








                                                          ------------------
                                                             PROSPECTUS
                                                          ------------------






                                                            __________, 2000

                                      II-5
                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

         The following table sets forth our estimates of the expenses incurred in connection with the sale of common stock being registered, all of which will be paid by us.

SEC registration fee                                                  $[______]
Stock exchange listing fees                                           $[______]
Printing expenses                                                     $[______]
Transfer agent's and registrar's fees                                 $[______]
Legal fees and expenses                                               $[______]
Accounting fees and expenses                                          $[______]
Blue sky qualification fees and expenses                              $[______]
Miscellaneous fees and expenses                                       $[______]


                                                TOTAL:

Item 14. Indemnification of Directors and Officers.

          Paragraph 177 of the Company's Articles of Association (By-Laws) provides as follows:

         177. (a) Each of the Directors and officers for the time being of the Company and his heirs, executors and administrators, in the absence of any dishonesty on his part, shall be indemnified and secured harmless by the Company from and against all claims, actions, costs, charges, losses, damages and expenses incurred or sustained by reason of any action or thing done, concurred in or omitted in or about the execution of his duty or supposed duty as a result of the breach of his fiduciary duty.

         (b) No Director or officer for the time being of the Company and his heirs, executors and administrators, in the absence of any dishonesty on his part, shall be liable for: the acts, receipts, neglects or defaults of any other person; or for joining in any receipt or act for conformity; or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by, for or on behalf of the Company; or for the insufficiency or deficiency of any security in or upon which any moneys of the Company are invested; or for any loss or damages arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or other property of the Company are lodged or deposited; or for any other loss, damage or misfortune whatever which may arise out of the execution of his duty or supposed duty or as a result of the breach of his fiduciary duty or in relation thereto.

         (c) The Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all claims, costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, penalty or fine, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate if:

                  (1) He acted honestly and in good faith with a view to the best interests of the Company; or

                  (2) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful; or

                  (3) He was substantially successful on the merits in this defense of the action or proceeding.

         (d) The foregoing provisions of this article shall be in amplification of and in addition to and not by way of limitation of or substitution for any rights, immunities or protection conferred upon any director or officer by any statute, law, matter or thing whatsoever.

         The Company has entered into expense agreements with its executive officers and each of its directors. These agreements provide that the Company shall advance such persons the costs, including reasonable attorneys' fees, of defending any litigation brought against them by reason of such person being or having been a director or executive officer of the Company. The agreements also obligate the directors and executive officer to repay any such amounts advanced should a final decision by a court having jurisdiction in the matter determine that the director or executive officer in question is not entitled to be indemnified.

         In 1987, we purchased U.S. $150,000 of directors' and officers' liability insurance coverage from an unaffiliated Bermuda company at a cost of U.S. $150,000 plus an annual U.S. $7,500 service fee during the period of the policy. We are credited with investment income from the policy premium during the term of the policy and all or a portion of such premium will be refunded at the end of the policy term to the extent that no claims are made. We had been unable to obtain any other liability coverage for the Company's directors and officers.

         In recent years, we have been able to purchase directors' and officers' insurance coverage. The current amount of D&O coverage is Can. $15 million (including the above policy) at an annual cost of Can. $122,000.

Item 15. Recent Sales of Unregistered Securities

                  None.

Item 16. Exhibits and Financial Statement Schedules.

         (a)      Exhibits

      Exhibit No.                           Exhibit
      -----------                           -------
          3.1 Memorandum of Association as amended on June 30, 1982, May 14, 1985 and April 7, 1988 filed as Exhibit 4B to Form S-8 as filed on November 25, 1998 is incorporated by reference.

          3.2 By-laws, as amended, filed as Exhibit 4C to Form S-8 as filed on November 25, 1998 are

           5 Form of Opinion of Counsel - Patterson Palmer Hunt Murphy (filed herewith).

          10.1 Agreement dated May 28, 1959 between the Company et al. and Home Oil Company Limited et

          10.2 Copies of Supplementary Documents to May 28, 1959 Agreement (see Exhibit 10.1 above),

          10.3 Copy of Modification to Agreement dated May 28, 1959 (see Exhibit 10.1 above), made as of

          10.4 Copy of Agreement dated April 1, 1966 among the Company et al. and Dome Petroleum Limited

          10.5 Copy of Letter Agreement dated February 1, 1977 between the Company and Columbia Gas

          10.6 Copy of Agreement dated January 28, 1972 between the Company and Panarctic Oils Ltd. for

          10.7 Stock Option Plan adopted December 9, 1992 filed as Exhibit 10(c) to Annual Report on Form

          10.8 Stock Option Plan effective July 1, 1998 filed as Exhibit A to Schedule 14A Information

          23.1      Consent of Ernst & Young LLP (filed herewith).

          23.2      Consent of Patterson Palmer Hunt Murphy (filed herewith).

          23.3      Consent of Murtha Cullina LLP (filed herewith).

          23.4      Consent of Blake, Cassels & Graydon LLP (filed herewith).

          23.5      Consent of Paddock Lindstrom & Associates, Ltd.
                    (filed herewith).

           24 Powers of Attorney of Ben A. Anderson, M. Anthony Ashton, Timothy L. Largay, Arthur B.

           27       Financial Data Schedule.

          99.1 Form of rights certificate/subscription card (filed herewith).

          99.2      Instructions for Purchasing Stock (filed herewith).

          99.3      Offering cover letter to stockholders  (filed herewith).

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by either registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Calgary, Alberta, Canada, on the 22nd day of September, 2000.

                         CANADA SOUTHERN PETROLEUM LTD.
                                  (Registrant)

                             By: /s/ Ben A. Anderson
                                     Ben A. Anderson, President

         Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed below by the following persons in the capacities and o the date indicated.

               Signature                              Title                              Date
               ---------                              -----                              ----

Principal executive officer:


/s/Ben A. Anderson                                   President                    September 22, 2000
------------------
Ben A. Anderson

Principal financial officer:

/s/David Blain                            Secretary/Treasurer and Chief           September 22, 2000
--------------                                  Financial Officer
David Blain

A majority of the Board of
Directors:

/s/ James R. Joyce                                                                September 22, 2000
------------------
James R. Joyce
Attorney-in-Fact for:

Ben A. Anderson                                      Director

M. Anthony Ashton                                    Director

Benjamin W. Heath                                    Director

Timothy L. Largay                                    Director

Arthur B. O'Donnell                                  Director


         Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this registration statement on September 22, 2000.

                               /s/James R. Joyce
                                  James R. Joyce
                            Authorized Representative
                               in the United States

                                INDEX OF EXHIBITS

              Item Number                       Description

                   5           Form of Opinion of Counsel - Patterson Palmer
                               Hunt Murphy

                 23.1          Consent of Ernst & Young LLP

                 23.2          Consent of Patterson Palmer Hunt Murphy

                 23.3          Consent of Murtha Cullina LLP

                 23.4          Consent of Blake, Cassels & Graydon LLP

                 23.5          Consent of Paddock Lindstrom & Associates, Ltd.

                  24           Powers of Attorney of Ben A. Anderson,
                               M. Anthony Ashton, Benjamin W. Heath,

                  27           Financial Data Schedule

                 99.1          Form of rights certificate/subscription card

                 99.2          Instructions for Purchasing Stock

                 99.3          Offering cover letter to stockholders